UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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American Axle & Manufacturing Holdings, Inc.

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One Dauch Drive
Detroit, Michigan 48211-1198
www.aam.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 28, 2011

American Axle & Manufacturing Holdings, Inc. (AAM)

Time and Place	3:00 p.m., local time, on Thursday, April 28, 2011

AAM World Headquarters Auditorium, One Dauch Drive, Detroit, Michigan

Items of Business	(1) Elect four members of the Board of Directors to serve until the Annual Meeting of Stockholders in 2014;

(2) Cast a non-binding advisory vote on executive compensation (“say-on-pay”);

(3) Cast a non-binding advisory vote on the frequency of say-on-pay votes;

(4) Ratify the appointment of Deloitte & Touche LLP as AAM’s independent registered public accounting firm for the year ending December 31, 2011; and

(5) Attend to other business properly presented at the meeting.

Record Date	You may vote if you were an AAM stockholder at the close of business on March 3, 2011.

Meeting Admission	Admission may be limited to AAM stockholders as of the record date and holders of valid proxies. Please be prepared to present identification for admittance. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras and recording devices will not be permitted.

Proxy Materials	We have elected to furnish materials for the 2011 Annual Meeting of Stockholders via the Internet. We believe the use of the Securities and Exchange Commission (SEC) e-proxy rule will expedite stockholders’ receipt of the Proxy Statement, 2010 Annual Report and Form 10-K (proxy materials) and lower the costs of our annual meeting. On March 18, 2011, we mailed a notice of Internet availability (notice) to most stockholders containing instructions on how to access the proxy materials on the Internet instead of receiving paper copies in the mail.

Important Notice Regarding Internet Availability of Proxy Materials for the April 28, 2011 Stockholder Meeting. The Proxy Statement and 2010 Annual Report and Form 10-K are available at www.envisionreports.com/AX.

By Order of the Board of Directors,

Steven R. Keyes
Executive Director, Administration & Legal and Secretary
March 18, 2011

2011 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held April 28, 2011

INTERNET AVAILABILITY OF PROXY MATERIALS

American Axle & Manufacturing Holdings, Inc. (AAM or the Company) is providing proxy materials electronically via the Internet, instead of mailing printed copies of those materials to each stockholder. On March 18, 2011, we mailed to our stockholders (other than those who previously requested e-mail or paper delivery) a Notice of Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and 2010 Annual Report on Form 10-K. The Notice of Availability of Proxy Materials provides instructions on how you may submit your proxy over the Internet or by telephone.

This electronic delivery process is designed to expedite stockholder receipt of proxy materials, lower the cost of the Annual Meeting of Stockholders (annual meeting), and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials by e-mail unless you elect otherwise. If you received a printed copy of proxy materials by mail and would like to view future proxy materials over the Internet, you can do so by accessing the Internet at www.envisionreports.com/AXL.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

Why am I receiving this proxy statement?

You received these proxy materials because you owned shares of AAM common stock on March 3, 2011 (record date). AAM’s Board of Directors (Board) is soliciting your proxy to vote your shares at the annual meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement includes information that we are required to provide to you and is designed to assist you in voting your shares.

Who is entitled to vote?

Holders of AAM common stock on the record date are entitled to one vote per share. You are a holder of record if your shares are held directly in your name with AAM’s transfer agent, Computershare Trust Company, N.A. If your shares are held in the name of a broker, bank, trustee or other record holder, you are a street name holder. If you hold shares in more than one account, each notice, proxy and/or voting instruction card you receive that has a unique control number must be voted so that all your shares are voted.

How do I vote?

You may vote by any of the following methods:

•	In person — attending the annual meeting and casting a ballot.
•	By mail — using the proxy and/or voting instruction card provided.
•	By telephone or via the Internet — following the instructions on your notice card, proxy and/or voting instruction card.

If you vote by telephone or via the Internet, have your notice card or proxy and/or voting instruction card available. The control number on your card is necessary to process your vote. A telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned the card by mail. If you hold shares in street name, refer to the voting instructions provided by your broker, bank, trustee or other record holder.

How many shares may vote at the meeting?

As of March 3, 2011, we had 75,301,263 shares of common stock outstanding and entitled to vote. Under AAM’s by-laws, a majority of these shares must be present in person or by proxy to hold the annual meeting and take any action during the meeting.

Can I change my vote?

You may change your vote at any time before the annual meeting by:

•	revoking it by written notice to AAM’s Secretary at the address on the cover of this proxy statement;
•	voting in person at the annual meeting; or
•	delivering a later-dated proxy vote by mail, telephone or the Internet.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of the four nominees with terms expiring at the 2014 annual meeting.

Proposal 2 —	FOR approval, on an advisory basis, of the compensation of AAM’s named executive officers as described in the Compensation Discussion and Analysis, tables and related narrative (the say-on-pay proposal).

Proposal 3 —	FOR approval, on an advisory basis, of a one year frequency for future advisory votes on say-on-pay.

Proposal 4 —	FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

What are my choices when voting?

Proposal 1 — You may vote for or withhold your vote on one or more of the nominees.

Proposal 2 —	You may vote for or against the say on pay proposal, or you may abstain from voting your shares.

Proposal 3 —	You may vote for a one year, two year, or three year frequency of say on pay proposals, or you may abstain from voting your shares.

Proposal 4 —	You may vote for or against the proposal to ratify the appointment of the Company’s independent registered public accounting firm, or you may abstain from voting your shares.

What vote is required to approve each proposal?

Proposal 1 —	A plurality of the votes cast to elect a director, which means that nominees with the most affirmative votes will be elected to fill the available seats.

Proposal 2 —	An affirmative vote of a majority of the shares voted in person or by proxy must be cast in favor of the advisory vote to approve the say-on-pay proposal.

Proposal 3 —	The advisory vote on the frequency of say-on-pay proposals (every one, two, or three years) is a plurality vote. The Company will consider stockholders to have expressed a non-binding preference for the frequency option that receives the most favorable votes.

Proposal 4 —	An affirmative vote of a majority of the shares voted in person or by proxy must be cast in favor of the ratification of the appointment of the Company’s independent registered public accounting firm.

Proposals 2 and 3 are advisory votes only and, as discussed in more detail in each proposal, the voting results are not binding on AAM. However, the Board will consider the outcome of the votes in making future determinations concerning the compensation of our named executive officers and the frequency of the say-on-pay vote.

Who will count the votes?

Representatives of Computershare Trust Company, N.A., AAM’s transfer agent, will count the votes and serve as our inspector of election. The inspector of election will attend the annual meeting.

What if I “withhold” my vote or “abstain”?

Votes withheld and abstentions will be counted as present for purposes of determining whether a majority of shares is present to establish a quorum and hold the annual meeting. Abstentions will not be counted in the tally of votes for or against any proposal. A withheld vote has the same effect as an abstention.

What if I do not vote and do not attend the annual meeting?

If you are a holder of record and you do not vote your shares at the annual meeting or by proxy, your shares will not be voted. If you sign and return your proxy card without specific voting instructions, your shares will be voted as recommended by the Board.

Under New York Stock Exchange (NYSE) rules, brokers have discretionary power to vote your shares only on “routine” matters. Brokers do not have discretionary power to vote your shares on “non-routine” matters. If you hold shares in street name, and you do not give your bank, broker, or other holder of record specific voting instructions for your shares, your record holder can only vote your shares on the ratification of the Company’s independent registered public accounting firm (proposal 4), a “routine” matter.

Without your specific instructions, your record holder cannot vote your shares on the election of directors, the advisory vote on executive compensation (say-on-pay), and the advisory vote on the frequency of say-on-pay proposals. For each of these matters, if you do not instruct your record holder how to vote, the record holder may not vote your shares. Shares not voted will be broker non-votes and will not be counted in determining the outcome of the vote for proposals 1, 2 and 3. Broker non-votes will have no impact on the outcome of these proposals. We urge you to give your record holder voting instructions on each proposal being presented at the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board proposes that the four directors standing for re-election as Class III directors, Richard E. Dauch, James A. McCaslin, William P. Miller II, and Larry K. Switzer, be elected to the Board for terms expiring at the annual meeting in 2014.

The Board is divided into three classes. Directors serve for staggered three-year terms. Class I and Class III each consists of four positions and Class II consists of three positions. The Board believes that the staggered election of directors helps to maintain continuity and ensures that a majority of directors at any given time will have in-depth knowledge of the Company.

The Board unanimously approved the nominations of our Class III directors based on their outstanding achievements, special competencies and integrity. Each nominee brings a strong and unique background and set of skills to the Board. Collectively, the Board has high levels of competence and experience in a variety of areas, including manufacturing, engineering, finance, international business, management, restructuring, risk management and the global automotive industry. A summary of the principal occupation, professional background and specific qualifications and/or skills of each nominee is provided in the following pages of this proxy statement.

The Board unanimously recommends a vote FOR each of the nominees.

Nominees for Director

Class III — Director to hold office until the 2014 Annual Meeting of Stockholders

RICHARD E. DAUCH
Age 68
Richard E. Dauch is Co-Founder, Chairman of the Board & Chief Executive Officer of AAM, and is also Chairman of the Executive Committee of the Board. He has been Chief Executive Officer and a member of the Board since AAM began operations in March 1994. In October 1997, he was named Chairman of the Board of Directors. He was also President of AAM from March 1994 through December 2000. Prior to March 1994, he spent 12 years at Chrysler Corporation, where he established the just-in-time materials management system and the three-shift manufacturing vehicle assembly process. He is a retired officer from the Chrysler Corporation. Mr. Dauch’s last position at Chrysler, in 1991, was Executive Vice President of Worldwide Manufacturing. Mr. Dauch also served as Group Vice President of Volkswagen of America, where he established the manufacturing facilities and organization for the successful launch of the first major automotive transplant in the United States. Mr. Dauch has more than 46 years of experience in the automotive industry. Mr. Dauch was the 2006 recipient of the Shien-Ming Wu Foundation Manufacturing Leadership Award. In 2005, he received the CEO Legend Award from Automation Alley. In 2003, he received the Harvard Business School of Michigan Business Statesman Award, the Ernst & Young Entrepreneur of the Year Award, and the Northwood University Outstanding Business Leader Award. In 1999, he was named the Michiganian of the Year by The Detroit News and he was named the 1997 Manufacturer of the Year by the Michigan Manufacturers’ Association. In 1996, he was named Worldwide Automotive Industry Leader of the Year by the Automotive Hall of Fame. Mr. Dauch currently serves on the Board of Directors of the National Association of Manufacturers (N.A.M.), where he previously served as Chairman. He has lectured extensively on the subject of manufacturing and authored the book, Passion for Manufacturing, which is distributed in colleges and universities globally and in several languages. The Board considers Mr. Dauch’s continuing leadership and the services he provides to AAM as critical to the achievement of the Company’s strategic goals. Mr. Dauch’s leadership and extensive expertise in the global automotive industry and manufacturing operations address the Company’s need to maintain and reinforce AAM’s unique operating culture as AAM expands internationally.	Director since 1994

JAMES A. McCASLIN
Age 62
Mr. McCaslin retired from Harley Davidson, Inc. in April 2010. Mr. McCaslin joined Harley Davidson in 1992 and held various senior executive leadership positions, including President and Chief Operating Officer of Harley-Davidson Motor Company, from 2001 to 2009. From 1989 to 1992, he held manufacturing and engineering positions with JI Case, a manufacturer of agricultural equipment. Previously, he held executive positions in manufacturing and quality with Chrysler Corporation, Volkswagen of America and General Motors Corporation, where he began his 40-year career in manufacturing. From 2003 to 2006, he served on the Board of Directors of Maytag Corporation. Mr. McCaslin has served on a number of civic boards, including Boys and Girls Clubs of Greater Milwaukee, Manufacturing Skill Standards Council and Kettering University. Mr. McCaslin’s extensive operational expertise in multiple manufacturing industries in the original equipment and aftermarket product markets provides the Board with a valued resource in geographic and product diversification, one of AAM’s key strategic objectives.	Director since February 2011

WILLIAM P. MILLER II, CFA
Age 55
Mr. Miller, Chartered Financial Analyst, is the Senior Managing Director & Chief Financial Officer of Financial Marketing International, Inc., an international law and economics consulting firm. Since 2003, Mr. Miller has been a member of the Board of Directors of the Chicago Mercantile Exchange, serving on the Audit Committee, Finance Committee and Market Regulation Oversight Committee. From 2005 to 2011, he was employed by the Ohio Public Employees Retirement System, where he served as Deputy Chief Investment Officer. Previously, he served as Senior Risk Manager for the Abu Dhabi Investment Authority and as an Independent Risk Oversight Officer and Chief Compliance Officer for Commonfund Group, an investment management firm for educational institutions. Mr. Miller also served as Director, Trading Operations and Asset Mix Management, with General Motors Investment Management Corp. and as a financial analyst with the U.S. Department of Transportation. Mr. Miller also was a member of the Public Company Accounting Oversight Board’s Standing Advisory Group and a member of the Board of Directors of the Dubai International Financial Exchange. Mr. Miller’s expertise in finance, investments, risk management, compliance, international business, audit and accounting provides the Board with valuable guidance in assessing and managing risks and in fulfilling the Board’s financial oversight role.	Director since 2005

LARRY K. SWITZER
Age 67
Larry K. Switzer retired as Chief Executive Officer of DANKA PLC, London, England, a global independent distributor of office equipment, in 2000. From 1994 to 1998, Mr. Switzer was Senior Executive Vice President and Chief Financial Officer of Fruit of the Loom, Inc. Previously, he served as Executive Vice President and Chief Financial Officer for Alco Standard Corporation and, from 1989 to 1992, Senior Vice President and Chief Financial Officer for S.C. Johnson & Son, Inc. Mr. Switzer has also held senior executive positions at Bendix Corp., White Motor Corp. and Gencorp. As a former chief financial officer, Mr. Switzer serves as a valued resource to the Board in finance, accounting and tax matters and provides significant expertise and insight in addressing the Company’s capital structure, liquidity needs and strategic business development.	Director since 2005

Returning Directors

Class I — Directors to hold office until the 2012 Annual Meeting of Stockholders

DAVID C. DAUCH
Age 46
David C. Dauch is President & Chief Operating Officer of AAM, a position he has held since June 2008. Previously, he served as Executive Vice President & COO. Mr. D.C. Dauch joined AAM in July 1995 and has served in positions of increasing responsibility. Prior to joining AAM, Mr. D.C. Dauch served in several positions at Collins & Aikman Products Company, where he received the President’s Award for leadership and innovation. Mr. D.C. Dauch also served on the Collins & Aikman Board of Directors from 2002 to 2007. Presently, he is a Board member of Business Leaders for Michigan and serves on the Miami University Business Advisory Council and the Board of Directors of the Boys & Girls Club of Southeast Michigan. Mr. D.C. Dauch’s day to day leadership as President & COO provides him with intimate knowledge of and responsibility for developing and implementing the Company’s operating and strategic objectives. Mr. D.C. Dauch was instrumental in leading AAM through the successful completion of its comprehensive multi-year restructuring plan and returning AAM to profitability in 2009 and fiscal year 2010. Mr. D.C. Dauch’s leadership of AAM’s global business and operations provides the Board with strategic vision and insight regarding AAM’s strategic plans for the future.	Director since 2009

FOREST J. FARMER
Age 70
Forest J. Farmer has served as Chairman of the Board, Chief Executive Officer & President of The Farmer Group, a holding company for four technology and manufacturing corporations, since 1998. Mr. Farmer is the President of Trillium Teamologies, an IT solutions provider located in Royal Oak, Michigan. Mr. Farmer serves on the Boards of Directors of The Lubrizol Corporation and Saturn Electronics Corporation. In 1994, he retired from Chrysler Corporation after 26 years of service, which included six years as President of its Acustar automotive parts subsidiary. Through his senior management-level experience and his service on the Board and Compensation Committee of another public company, Mr. Farmer brings strong leadership skills, extensive U.S. automotive and manufacturing experience, and public company experience to our Board.	Director since 1999

RICHARD C. LAPPIN
Age 66
Richard C. Lappin is Executive Chairman of VOKAL Interactive, a maker of mobile applications for business. From 2007 to 2010, he served as Chairman of the Board & Chief Executive Officer of Clear Sky Power, an alternative energy company. Mr. Lappin retired in 2004 as Chairman of the Board of Haynes International, Inc. Previously, Mr. Lappin served as Senior Managing Director of The Blackstone Group L.P., where he was a member of the Private Equity Group from 1998 to 2002. He also helped monitor the operations of Blackstone Capital Partners portfolio companies and evaluated business strategy options. From 1989 to 1998, Mr. Lappin served as President of Farley Industries, which included West Point-Pepperell, Inc., Acme Boot Company, Inc., Tool and Engineering, Inc., Magnus Metals, Inc. and Fruit of the Loom, Inc. He also served as President & Chief Executive Officer of Doehler-Jarvis and Southern Fastening Systems, and he has held senior executive positions with Champion Spark Plug Company and RTE Corporation. Mr. Lappin’s experience as a CEO and his financial expertise provides the Board with an important perspective in the areas of business strategy and organizational development, as well as the Company’s investment criteria, capital structure and liquidity needs.	Director since 1999

THOMAS K. WALKER
Age 70
Thomas K. Walker is Chairman of the Board & Chief Executive Officer of Lackawanna Acquisition Corporation and is the former President of Amcast Automotive, where from 1995 to 1999 he directed all activities for the $300 million automotive group. Previously, he held senior executive positions with ITT Automotive and Allied-Signal Automotive Catalyst Co. He also served in various manufacturing and engineering leadership positions with Volkswagen of America and with General Motors Corporation, where he began his 40-year career in the automotive industry. Mr. Walker serves on the National Advisory Board for Michigan Technological University. Mr. Walker’s business acumen and extensive leadership experience in the automotive industry enables him to provide our Board with expertise related to engineering, manufacturing operations and strategic business development. Mr. Walker’s service on all Board committees makes him an effective lead independent director for the Board.	Director since 1999

Class II — Director to hold office until the 2013 Annual Meeting of Stockholders

SALVATORE J. BONANNO, SR.
Age 70
Salvatore J. Bonanno, Sr. served as Chairman and Chief Executive Officer of Bonanno Enterprises L.L.C. from 2000 until 2007. The company provided discretionary capital, interim or transition management, and executive consulting services for industrial operations. While serving as President and Chief Executive Officer of Xymox Technologies, Inc. from 2003 to 2008, Mr. Bonanno led the company’s successful restructuring efforts. Mr. Bonanno served as the Chairman and Chief Executive Officer of Grove Worldwide L.L.C., the President and Chief Operating Officer of Foamex International, and held many senior executive positions in his 30 year tenure with Chrysler Corporation. Mr. Bonanno currently serves on the Board of Directors of Xymox Technologies, Inc. and Waukesha Tool & Stamping L.L.C. and has served on the boards of numerous manufacturing and engineering companies. Mr. Bonanno’s leadership experience in international automotive business and expertise in engineering and automotive technology is aligned with AAM’s strategic objectives and is important to the Board’s oversight of these areas.	Director since 2009

ELIZABETH A. CHAPPELL
Age 53
Elizabeth A. (Beth) Chappell has served as President and Chief Executive Officer of the Detroit Economic Club since 2002. Previously, she served as Executive Vice President, Corporate Communications & Investor Relations for Compuware Corporation. From 1995 to 2000, Ms. Chappell was President and Chief Executive Officer of a consulting firm she founded, The Chappell Group, Inc. For 16 years, Ms. Chappell held executive positions at AT&T. From 1999 to 2009, Ms. Chappell served on the Board of Directors of the Handleman Company. She also serves on a number of civic boards, including Brother Rice High School, Citizens Research Council, Detroit Regional Chamber, Airport Authority-Citizen’s Review Council, United Way Tocqueville Committee and Michigan Economic Development Corporation. Ms. Chappell is a former board member of the Karmanos Cancer Institute, Michigan Economic Growth Authority and Hospice of Michigan. In 2009, Ms. Chappell was instrumental in convening The National Summit in Detroit, Michigan, a cross sector gathering of business, government, labor and academic leaders to develop and promote America’s competitiveness in a global economy. Ms. Chappell’s demonstrated leadership skills, entrepreneurial business experience and service on various Boards of Directors enhance her contributions to the Board on matters of significance to AAM’s strategic business development.	Director since 2004

DR. HENRY T. YANG
Age 70
Dr. Henry T. Yang is the Chancellor at the University of California, Santa Barbara, where he also serves as professor of mechanical engineering. Formerly the Dean of Engineering and Neil Armstrong Distinguished Professor in Aerospace Engineering at Purdue University, Dr. Yang is a nationally recognized expert in automotive and aerospace engineering. He holds a Ph.D. degree in engineering from Cornell University as well as five honorary doctorates and is a member of the National Academy of Engineering. He is Chairman of the Executive Committee of the American Association of Universities, Chairman of the Association of Pacific Rim Universities, Chairman of the Board of Thirty Meter Telescope, and a director of the Board of Kavli Foundation. Dr. Yang’s distinguished academic career and extensive knowledge and leadership in advanced technology provides the Board with a valuable perspective relative to AAM’s global business growth. Dr. Yang’s in-depth knowledge and expertise in engineering, science and technology and his leadership as Chairman of the Technology Committee provides the Board with a critical resource related to the Company’s advancements in technology.	Director since 2004

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that meet or exceed the requirements of the NYSE listing standards. AAM’s Corporate Governance Guidelines are available on our website at http://www.aam.com/investors/corporategovernance.

Director Independence

AAM’s Corporate Governance Guidelines provide that at least a majority of the members of the Board and each member of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee meet the independence criteria of the NYSE listing standards. In addition, the Board has established Director Independence Guidelines to assist in determining the independence of our directors for purposes of the NYSE independence standards. The Director Independence Guidelines are included in AAM’s Corporate Governance Guidelines, which are available on our website at http://www.aam.com/investors/corporategovernance.

The Board reviews and determines, on the recommendation of the Nominating/Corporate Governance Committee, whether any director has a material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. When assessing materiality, the Board considers relevant facts and circumstances of which it is aware. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company.

The Board has affirmatively determined that the following nine directors are independent: Salvatore J. Bonanno, Sr., Elizabeth A. Chappell, Forest J. Farmer, Richard C. Lappin, James A. McCaslin, William P. Miller II, Larry K. Switzer, Thomas K. Walker and Dr. Henry T. Yang. Richard E. Dauch, Co-Founder, Chairman of the Board & CEO, and David C. Dauch, President & COO, are not independent due to their employment with AAM. Mr. D.C. Dauch is the son of Mr. R.E. Dauch.

In making these director independence determinations, the Board considered certain business relationships that were found to be immaterial under applicable independence standards. Mr. Bonanno serves on the Board of and has a minority interest in a supplier that receives payments for sales made to AAM. Ms. Chappell is an officer of a non-profit organization that receives sponsorship fees from AAM. Prior to his election to AAM’s Board, Mr. McCaslin was an officer of Harley-Davidson, Inc., an AAM customer. He retired from Harley-Davidson in April 2010.

Each of these relationships arose in the ordinary course of business and existed before Mr. Bonanno, Ms. Chappell and Mr. McCaslin joined the Board. In addition, the annual amounts paid or received by AAM in connection with these relationships were below the threshold amount established under the NYSE independence standards and our Director Independence Guidelines. The applicable threshold is the greater of two percent of the annual gross revenues of the outside entity or $1 million. Accordingly, the Board determined that each relationship is immaterial and does not impair the independence of these directors.

Board Leadership Structure

The Board believes that as AAM’s co-founder, Richard E. Dauch, is uniquely qualified to serve as Chairman of the Board while holding the position of CEO. Mr. R.E. Dauch has been CEO since he co-founded AAM in 1994 and has served as Chairman since 1997. The Board benefits from this structure through Mr. R.E. Dauch’s contributions as a strong leader with extensive knowledge of the global automotive industry and a unique commitment to the success of the Company he co-founded.

This Board leadership structure is further enhanced by independent director oversight. The Board is comprised of nine independent directors, including a lead director. Independent directors and management have different perspectives and roles in strategy development. One of the key responsibilities of the Board is to develop strategic direction while holding management accountable for execution of its business plans. Our leadership structure provides the appropriate balance necessary to accomplish this objective and is the most effective leadership structure for the Board at this time.

The Board recognizes that no single leadership model is appropriate for a Board at all times. Accordingly, the Board may consider a different leadership structure, including a separation of the roles of CEO and Chairman, as appropriate, as the Company’s business and leadership continue to evolve.

Lead Director and Executive Sessions

Thomas K. Walker was selected by the Board to serve as the lead director for all meetings of non-management directors held in executive session. Mr. Walker is an independent director and serves on every Board committee. The lead director’s responsibilities include presiding at executive sessions of the Board’s non-management directors and acting as a liaison between the Chairman and the independent directors.

Non-management directors, all of whom are independent, meet in executive session without AAM management present at the end of each scheduled Board meeting.

Board Oversight of Risk

The Board as a whole and also at the committee level oversees management of the Company’s risks. The Board regularly reviews information provided by senior management regarding the Company’s strategic, operational, financial and compliance risks. In addition, the chairs of the Audit, Compensation, Nominating/Corporate Governance and Technology Committees regularly report to the Board the activities of their respective Committees, including matters related to risk.

The Audit Committee oversees management of financial risks and receives an annual report from management on the Company’s overall risk management structure and process. The Nominating/Corporate Governance Committee manages risks associated with corporate governance and management succession planning. The Compensation Committee oversees risks related to AAM’s compensation programs. The Technology Committee oversees risks related to AAM’s product, process and systems technology. Additional review or reporting of specific risks is conducted as necessary or as requested by the Board or a Committee.

Stockholder Communication with the Board

Stockholders or other interested parties may communicate with the Board through the Secretary of AAM by mail at One Dauch Drive, Detroit, Michigan 48211-1198 or by e-mail at AAMBoardofDirectors@aam.com.

The Board has instructed the Secretary to review all such communications and to exercise his discretion not to forward correspondence to the Board that is inappropriate, such as advertising and business solicitations, routine business matters and personal grievances. However, any director may at any time request the Secretary to forward any communication received by the Secretary on behalf of the Board.

Code of Business Conduct

AAM has adopted a Code of Business Conduct that is designed to assist all AAM associates, executive officers and members of the Board in conducting AAM’s business with the highest standards of ethics and integrity. AAM has also adopted a Code of Ethics for our CEO, COO, CAO, CFO and other Senior Financial Officers (Code of Ethics). The Board annually reviews the Code of Business Conduct and updates the Code as appropriate. AAM’s Code of Business Conduct and Code of Ethics are available on our website at http://www.aam.com/investors/corporategovernance. A written copy also may be obtained by any stockholder without charge upon request to the AAM

Investor Relations Department by mail at One Dauch Drive, Detroit, Michigan 48211-1198 or by email at investorrelations@aam.com.

Related Person Transactions Policy

The Board has adopted a policy and procedure for the review, approval and ratification of transactions involving AAM and “related persons” as defined in the policy. This policy supplements AAM’s other conflict of interest policies as set forth in AAM’s Code of Business Conduct. The Board has delegated to the Audit Committee the responsibility for reviewing, approving and ratifying all related person transactions in accordance with the policy.

For purposes of this policy, a related person transaction includes any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which:

•	AAM is or is expected to be a participant;
•	the amount involved exceeds $100,000; and
•	a related person has or will have a direct or indirect material interest.

However, a transaction between AAM and a related person is not subject to this policy if the transaction:

•	is available to all employees generally;
•	involves less than $5,000 when aggregated with all similar transactions; or
•	involves compensation of an executive officer that is approved by the Compensation Committee.

A related person includes directors and executive officers and their immediate family members, stockholders owning more than five percent of the Company’s outstanding common stock as of the last completed fiscal year, and any entity owned or controlled by any one of these persons.

A related person transaction meeting the above criteria will be permitted only if the transaction is approved by the Audit Committee and is on terms comparable to those available to unrelated third parties. Any related person transaction involving a member of the Audit Committee must be presented to disinterested members of the full Board for review.

In considering a transaction, the Audit Committee and/or the Board may consider the following factors, as applicable:

•	the Company’s business reasons for entering into the transaction;
•	the alternatives to entering into a related person transaction;
•	the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflict;
•	the extent of the related person’s interest in the transaction; and
•	whether the transaction is in the best interests of AAM.

Every director and executive officer is required to report any existing or contemplated related person transaction to AAM’s Executive Director, Administration & Legal, who also serves as the Company’s Secretary. In addition, AAM’s directors and executive officers complete annual questionnaires designed to elicit information about potential related person transactions. The Company did not engage in any reportable related person transactions during fiscal year 2010. As of the date of this proxy statement, no reportable related person transaction has been brought to the attention of the Secretary, the Audit Committee or the Board.

Board Committee Composition

Directors are expected to attend all Board meetings, meetings of the committees on which they serve and stockholder meetings. During 2010, all directors attended 100 percent of the meetings of the Board and the committees on which they served and the annual meeting of stockholders.

The Board held four regularly scheduled meetings during 2010. The following table shows the membership of the Board’s committees during 2010 and the number of committee meetings held during 2010.

COMMITTEE MEMBERSHIP IN 2010

Nominating/
Corporate
	Audit	Compensation	Governance	Executive	Technology
Name of Director	Committee	Committee	Committee	Committee	Committee
Richard E. Dauch				Chairman

Salvatore J. Bonanno, Sr.					X

Elizabeth A. Chappell		X

David C. Dauch(1)

Forest J. Farmer		Chairman	X	X

Richard C. Lappin			X		X

James A. McCaslin(2)

William P. Miller II	Chairman				X

Larry K. Switzer	X	X

Thomas K. Walker	X	X	Chairman	X	X

Dr. Henry T. Yang					Chairman

No. of Meetings in 2010	4	6	4	1	3

(1)	Mr. D. C. Dauch was appointed to the Executive Committee effective February 8, 2011.

(2)	Mr. McCaslin joined the Board and was appointed to the Technology Committee effective February 8, 2011.

Audit Committee

The Audit Committee provides assistance to the Board with respect to: the quality and integrity of our financial statements; our compliance with legal and regulatory requirements; our independent auditors’ qualifications and independence; and the performance of our internal audit function and independent auditors. The Audit Committee operates under a written charter that is available on AAM’s website at http://www.aam.com/investors/corporategovernance.

The Board has determined that all Audit Committee members serving during 2010 are independent and financially literate under applicable NYSE listing standards. Mr. Miller and Mr. Switzer also qualify as audit committee financial experts as defined by SEC rules.

Compensation Committee

The Compensation Committee is responsible for the following:

•	Establishing and reviewing AAM’s compensation philosophy and programs with respect to our executive officers;
•	Approving executive officer compensation with a view to support AAM’s business strategies and objectives;

•	Approving corporate goals and objectives for executive officer compensation and evaluating executive officer performance in light of these criteria, in consultation with the CEO (in the case of our other executive officers) and with input from other independent directors (in the case of the CEO);
•	Recommending to the Board the approval, amendment and termination of incentive compensation and equity-based plans and certain other compensation matters;
•	Overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement; and
•	Producing the Compensation Committee Report for inclusion in our annual proxy statement.

The Compensation Committee operates under a written charter that is available on our website at http://www.aam.com/investors /corporategovernance. In accordance with our Corporate Governance Guidelines, the Compensation Committee is also responsible for recommending non-employee director compensation and benefits for approval by the Board.

Risk Assessment of Compensation Policies and Practices

In 2011, AAM management conducted a risk assessment of the Company’s compensation policies and practices relating to AAM’s compensation programs for executive officers and other associates on a global basis. The process used by management to conduct the risk assessment was approved by the Compensation Committee. The risk assessment considered, among other things, AAM’s annual and long-term incentive programs and pay mix, performance measures used to calculate payouts, and pay philosophy and governance. Based on this risk assessment and other factors, management concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee agreed with management’s conclusion.

Role of Management in Compensation Decisions

The Compensation Committee is responsible for making compensation decisions relative to executive officers. However, in making its decisions, the Committee seeks and considers input from senior management. Since management has direct involvement with and an in-depth knowledge of the business strategy, goals and performance of the Company, certain executive officers play an important role in the executive compensation decision-making process. Senior management participates in the Committee’s activities in the following specific respects:

•	The CEO reports to the Committee with respect to his evaluation of the performance of the Company’s executive officers, including the other named executive officers (NEOs). Together with the President & COO and the Human Resources department head, the CEO makes compensation recommendations for these individuals, including base salary levels and the amount and mix of incentive awards.
•	The CEO, the President & COO, the CFO and the Human Resources department head develop recommended performance objectives and targets for AAM’s incentive compensation programs. The Human Resources Department also assists the Chairman of the Committee in developing meeting agendas and manages the preparation and distribution of pre-meeting informational materials on the matters to be considered.
•	The CEO, the President & COO, the CFO and the Human Resources department head regularly attend Committee meetings. Management generally does not attend the executive session of the Committee. However, there are times when the Committee requests that certain members of management, including the CEO, the President & COO and the Human Resources department head, be present for all or a portion of an executive session.
•	The CEO, President & COO, the CFO and the Human Resources department head recommend long-term incentive grants for executive officers, other than the CEO, for approval by the Committee.

Role of Compensation Consultant

The Compensation Committee has retained Meridian Compensation Partners, LLC (Meridian) as its independent compensation consultant. Meridian provides independent advice and ongoing recommendations on compensation matters related to the CEO, other executive officers and non-employee directors, including:

•	Provide independent input for the Committee’s decision-making with respect to executive compensation;
•	Provide independent input related to non-employee director compensation;
•	Prepare competitive market data, including current compensation trends, as a reference for the Committee to consider in evaluating compensation for executive officers.

In the course of fulfilling its responsibilities, Meridian may communicate directly with the Chairman of the Compensation Committee. Meridian also meets with management to gather information, prepare materials, and review proposals to be made to the Committee.

During 2010, the Compensation Committee engaged Meridian to conduct a market study of non-employee director compensation to determine the competitiveness of AAM’s total compensation program for non-employee directors. Meridian was instructed to compare AAM’s non-employee director pay levels and design practices against that of the peer group established by the Compensation Committee for evaluating the competitiveness of AAM’s executive compensation programs. This peer group is shown in the Market Analysis and Benchmarking section of the CD&A. Based on the results of Meridian’s analysis, the Compensation Committee and the Board approved changes to non-employee director compensation for 2011 as described in 2011 Non-employee Director Compensation below.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee’s primary responsibilities are to:

•	Identify qualified individuals to serve on the Board and committees;
•	Review our Corporate Governance Guidelines and Code of Business Conduct and recommend changes as appropriate; and
•	Oversee and approve the process for succession planning for the CEO and other executive officers.

The Nominating/Corporate Governance Committee operates under a written charter that is available on our website at http://www.aam.com/investors/corporategovernance.

Selection Process for Director Nominees.  In consultation with the Chairman of the Board, the Nominating/Corporate Governance Committee identifies, evaluates and recommends potential candidates for membership on the Board. The Nominating/Corporate Governance Committee conducts necessary and appropriate inquiries into the backgrounds and qualifications of the candidates and considers questions of independence and possible conflicts of interest. Based on the Committee’s evaluation, candidates who meet the Board’s criteria may receive further consideration, which may include interviews with the Nominating/Corporate Governance Committee and other directors. The Committee then submits its recommendations for nominees to the Board for approval. Pursuant to AAM’s bylaws, the Board may establish the size of the Board by resolution, provided there is a minimum of three members.

Before the Board nominates an incumbent director for re-election by our stockholders, the incumbent director is evaluated by the Nominating/Corporate Governance Committee and/or the Board. This evaluation is based on, among other things, the incumbent director’s meeting attendance record and contributions to the activities of the Board.

The Nominating/Corporate Governance Committee considers recommendations of potential candidates from current directors of our Board, our CEO and our stockholders. Mr. R.E. Dauch referred current director nominee, James A. McCaslin, for consideration by the Nominating/Corporate Governance Committee and the Board based upon Mr. McCaslin’s extensive operational experience in multiple manufacturing industries in the original equipment and aftermarket product markets. After consideration of Mr. McCaslin’s qualifications, and based on the recommendation of the Nominating/Corporate Governance Committee, the Board added Mr. McCaslin to the Board effective February 8, 2011 to fill a new Class III position.

Director Qualifications.  AAM’s Corporate Governance Guidelines provide the qualifications for Board membership. Candidates for director nominees to the AAM Board are reviewed in consideration of the current composition of the Board, the operating requirements of the Company and the interests of stockholders. Although specific qualifications may vary from time to time, desired qualities and characteristics include:

•	High ethical character and shared values with AAM;
•	Loyalty to AAM and concern for its success and welfare;
•	High-level leadership experience and achievement at a policy-making level in business or in educational or professional activities;
•	Knowledge of issues affecting AAM;
•	The ability to contribute special competencies to Board activities, such as financial, technical, international business or other expertise, or industry knowledge;
•	Willingness to apply sound, independent business judgment;
•	Awareness of a director’s vital role in AAM’s good corporate citizenship and corporate image; and
•	Sufficient time and availability to effectively carry out a director’s duties.

The Board as a whole should reflect the appropriate balance of knowledge, experience, skills, expertise and diversity that, when taken together, will enhance the quality of the Board’s deliberations and decisions. Although the Board has no formal policy regarding diversity, the Board believes that diversity is an essential element of Board effectiveness. In this context, diversity is defined broadly to include differences in background, skills, education, experience, gender, race, national origin and culture.

For director candidates recommended by stockholders, the Nominating/Corporate Governance Committee follows the procedures described in Other Matters, Stockholder Proposals for 2012 Annual Meeting. The Nominating/Corporate Governance Committee will evaluate candidates recommended by stockholders using substantially the same criteria as it considers in evaluating director candidates recommended by our Board members or CEO.

Executive Committee

The Executive Committee exercises the authority of the Board during the intervals between Board meetings and does not meet on a regular basis. Its members are identified in the Committee Membership in 2010 table.

Technology Committee

The Technology Committee oversees and provides advice to AAM regarding AAM’s product, process and systems technology. Its members are identified in the Committee Membership in 2010 table.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Summary

In 2010, general economic conditions began to stabilize, credit markets improved and U.S. domestic automotive production levels increased. The U.S. Seasonally Adjusted Annual Rate (SAAR) of sales increased in 2010 for the first time in three years to 11.6 million units as the U.S. domestic automotive industry began to recover from the severe downturn it had suffered. Over the past several years, AAM’s senior management team implemented a restructuring plan that resulted in a cost structure aligned with current and projected levels of customer demand and market requirements. This plan has proven successful, yielding significant, permanent structural cost reductions, which has driven down our operating breakeven level. These actions positioned AAM to significantly improve profitability and free cash flow in 2010.

Our executive compensation program reflects an externally competitive compensation structure based on a comprehensive market study of executive compensation programs in AAM’s peer group. The program includes a mix of base salaries, target annual incentive opportunities and long-term incentives for executive officers. In 2010, our annual incentives were based exclusively on achievement of net operating cash flow goals. Our current long-term incentive program for executive officers is a cash-based program as a result of AAM not having an equity plan available for new equity-based awards. We use total shareholder return (TSR) and earnings before interest, taxes, depreciation and amortization (EBITDA) as the performance measures for long-term incentive awards.

Executive Compensation Philosophy and Objectives

The Committee is responsible for establishing and reviewing the overall compensation philosophy of the Company. The Committee believes that the compensation paid to executives should be structured to provide AAM executives with meaningful rewards, while maintaining alignment with stockholder interests, corporate values and management initiatives. In addition, the annual compensation limit of $3 million for any executive officer and other restrictions contained in the 2009 Settlement and Commercial Agreement we entered into with GM (2009 Settlement and Commercial Agreement) will be considered by the Committee in order to ensure compliance with the agreement as long as it remains in effect.

The Committee believes that AAM’s executive compensation program should consist of a mix of base salary, annual incentive compensation, long-term incentive compensation, perquisites and other personal benefits. One of the key objectives of establishing a mix of base salaries, annual incentive and long-term incentive compensation is to have a significant portion of total compensation be performance based and contingent upon the achievement of stated Company performance goals.

In an effort to more closely align the objectives of the philosophy to market competitive practices, the Committee approved stated target percentile goals for each component of pay. The following pay percentile goals are used as a guide to help set compensation levels for the NEOs, excluding the CEO (whose compensation is determined under his employment agreement, as described below). In addition to these goals, the Committee considers other factors in setting compensation levels for the NEOs, including individual performance and the specific needs of the position for the Company.

Pay Component	Target Percentile Goal

Base Salary	50th Percentile
Target Annual Incentive	Between 50th and 75th Percentiles
Long-Term Incentives	Between 50th and 75th Percentiles

These percentile goals were established based on the Committee’s objective that base salaries should be consistent with market salaries at the 50th percentile. The percentile goals for annual incentives and long-term incentives were set between the 50th percentile and the 75th percentile to enable the Company to reward executive performance at a rate slightly above average in order to compete for executive talent. These pay percentile goals were implemented over a two-year period that concluded in 2010.

Compensation Objectives.  The following fundamental objectives are considered in determining compensation programs and pay levels.

•	Compensation and benefit programs should appropriately reflect the size and financial resources of our Company in order to maintain long-term viability. These programs should be increasingly market-based (rather than legacy) to be competitive relative to the compensation paid to similarly situated executives in our peer group.

•	Compensation and benefit programs should attract, motivate and retain experienced executives who are vital to our short-term and long-term success, profitability and growth. AAM makes an effort to remain competitive by targeting competitive pay levels based on the Company’s Compensation Philosophy with consideration of the specific business environment and other market influences.

•	Compensation and benefit programs should reward Company and individual performance. Our programs should strive to deliver competitive compensation for exceptional individual and Company performance as compared to companies in our peer group. As associates progress to higher levels in the Company and assume key leadership positions, a greater portion of their compensation should be linked to Company performance and stockholder returns. Company performance is measured against financial and operational objectives and stockholder return.

•	Compensation and benefit programs should foster the long-term focus required for success in the global automotive industry. We believe that long-term incentive compensation will motivate executive officers to deliver long-term value to our stockholders. Executives at higher levels should have a greater proportion of their compensation tied to longer-term performance because they are in a better position to influence longer-term results.

•	Executive officers should be AAM stockholders. Stock ownership aligns our executive officers’ interests with those of stockholders and reinforces the importance of making sound long-term decisions. AAM’s executive officers are required to maintain a certain level of stock ownership based on their position.

•	The objectives of rewarding performance and retention should be balanced. In periods of downturns in Company performance, particularly when driven by industry events or customer decisions, our compensation programs should continue to ensure that high-achieving, marketable executives remain motivated and committed to AAM. This principle is essential to our effort to encourage our strongest leaders to remain with AAM for long and productive careers.

•	Compensation and benefit programs should be fair in consideration of each executive’s level of responsibility and contribution to AAM. While the overall structure of compensation and benefit programs should be broadly similar across the Company, individual pay levels and benefit packages will necessarily reflect differences in job responsibilities, geography and marketplace considerations.

Market Analysis and Benchmarking

A peer group of 38 broad industrial manufacturing companies, including 10 automotive suppliers, were identified by the Committee’s independent compensation consultant database, for consideration by the Committee to help assess competitive pay levels and to provide data for 2010 and 2011 pay decisions. The peer group was selected to be representative of a broad industrial sector in which

AAM competes for executive talent. The criteria used to assess the market and to select the peer group included:

•	Operating/Industry Competitors — Companies with which we compete for the sale of products and services;
•	Labor Market Competitors — Companies with which we compete for executive talent;
•	Competitors for Capital — Companies with which we compete for investment dollars and against which investment performance is evaluated; and
•	Revenue Size — Companies with revenues within a relevant range.

Based on the foregoing criteria, the Committee approved the following peer group to be used for 2010 and 2011 pay decisions:

A. O. Smith Corporation	Joy Global Inc.
ArvinMeritor Inc.	Kennametal Inc.
Ball Corporation	Lear Corporation
BorgWarner Inc.	Navistar International
Brady Corporation	Owens-Illinois, Inc.
Cameron International Corporation	PACCAR Inc.
Cummins Inc.	Polaris Industries Inc.
Dana Corporation	Rockwell Automation
Donaldson Company, Inc.	Sauer-Danfoss Inc.
Dover Corporation	Sonoco Products Company
Eaton Corporation	Terex Corporation
Federal Signal Corporation	Thomas & Betts Corporation
Federal-Mogul Corporation	The Timken Company
Fleetwood Enterprises, Inc.	Trinity Industries, Inc.
Flowserve Corporation	TRW Automotive Holdings Corp.
FMC Technologies	USG Corporation
Genuine Parts Company	Valmont Industries, Inc.
Harley-Davidson Motor Company	Visteon Corporation
Ingersoll-Rand Company	Woodward Governor Company

The market data analysis used in determining executive officer compensation levels was revenue size adjusted using regressed market values for each relevant position.

Tally Sheets

Annually, the Committee reviews compensation tally sheets for each executive officer, including the NEOs. The tally sheets, which are prepared by management, provide a summary of the current amounts of each component of pay, including a historical review of prior long-term incentive grants. The tally sheets also provide a summary of the potential payouts and benefits upon various termination events. The elements and calculations reviewed are substantially similar to the information provided for each NEO in Potential Payments Upon Termination or Change in Control below. The Committee did not change the NEOs’ compensation based on its review of this information. The Committee expects to review updated tally sheets on an annual basis.

Components of the AAM Compensation Program

The primary components of AAM’s executive compensation program are base salary, annual incentives, long-term incentives, and benefits and perquisites. The discussion below of the elements of compensation applies to the NEOs, other than Mr. R. E. Dauch, our CEO. Mr. R. E. Dauch’s compensation is discussed separately in Compensation of Chief Executive Officer below.

Base Salary.  Base salaries provide fixed compensation to the executive for services rendered during the year. To more closely align its compensation programs with market competitive practices,

the Company implemented market-based changes in compensation levels over a two-year period that concluded in 2010. The Committee based its salary determinations for the NEOs (other than the CEO) by reference to the 50th percentile of our peer group. The recommendations of the CEO and President & COO were also considered for other NEOs’ salaries. Those recommendations were based on experience, time in position, professional development, contribution to the Company, individual performance and other factors. The Committee approved the following base salaries for 2011:

Base Salary

Richard. E. Dauch	$2,702,300
Michael K. Simonte	$515,000
David C. Dauch (effective November 1, 2010)	$650,000
John J. Bellanti	$473,800
John E. Jerge	$303,000

Mr. D.C. Dauch’s base salary was increased effective November 1, 2010 in connection with the additional responsibilities he assumed in the areas of labor relations, legal and administration. NEO base salaries for 2010, 2009 and 2008 are shown in the Summary Compensation Table.

Annual Incentive Compensation.  Annual incentive compensation at AAM is designed to:

•	Encourage executives to achieve short-term goals to foster the long-term goals of the Company;
•	Reward performance to support strategic initiatives; and
•	Provide incentives for executive retention.

Annual incentive compensation is measured by our achievement of financial targets established under AAM’s Incentive Compensation Plan for Executive Officers. On an annual basis, the Committee determines one or more performance factors, and the relative weighting of each factor, in consideration of the Company’s key performance objectives. Under the plan, the performance factors that may be selected are (1) net income as a percentage of sales, (2) after tax return on invested capital (ROIC) and (3) net operating cash flow. ROIC is defined as after-tax return divided by average invested capital. Net operating cash flow is defined as cash provided by or used in operating activities less capital expenditures. Target performance levels, established annually, are intended to be aggressive but achievable metrics based on industry conditions.

Cash incentive awards are permitted to the extent the Company meets or exceeds threshold levels of performance and reports positive net income for the performance year. However, the plan permits the Committee to make adjustments if the Committee determines that the achievement of performance targets for a plan year do not reflect the true performance of the Company due to unanticipated circumstances specified in the plan. No such adjustments were made for the 2008, 2009 or 2010 plan years.

Individual awards may be increased or decreased by the Committee, based on the CEO’s recommendation, in consideration of individual experience, time in position, professional development, contribution to the Company, individual performance and other factors. No changes were recommended for 2010 annual incentive awards paid to executive officers.

2010 Annual Incentives

In support of the Company’s 2010 strategic initiatives, the Committee approved the use of net operating cash flow as the sole performance metric to be used in determining 2010 annual incentives for the following reasons:

•	Cash flow is a critical financial metric for AAM at this time due to its impact on liquidity and debt reduction;

•	Increasing cash flow is key to achieving credit rating upgrades, which will have a favorable impact on the Company’s cost of future financing; and
•	The Committee believes increasing cash flow benefits AAM stakeholders.

The following table summarizes the approved target annual incentive opportunities for the NEOs in 2010 and 2011 (stated as a percentage of base salary):

Annual Incentive
Opportunity

Richard. E. Dauch	*
Michael K. Simonte	80%
David C. Dauch	90%
John J. Bellanti	80%
John E. Jerge	60%
Patrick S. Lancaster (Retired 1/1/2011)	80%

*	Mr. R.E. Dauch received no annual incentive award in 2010 in consideration of the $3 million compensation limitation under the 2009 Settlement and Commercial Agreement.

In the fourth quarter of 2009, the Committee determined the 2010 award levels for the net operating cash flow performance metric in conjunction with a review of the Board-approved annual budget and projections provided to AAM’s lenders. The award levels are as follows:

	Net Operating Cash Flow
	Performance	Payout

Threshold	$(60) million	50%
Target	Breakeven	100%
Maximum	$25 million	125%

The 2010 threshold award level for net operating cash flow was based on projections provided to AAM’s lenders in 2009 in obtaining amendments to our senior credit agreements and refinancing substantially all senior debt maturities through 2014. The target award level was set at breakeven net operating cash flow. The maximum award level was determined to be an aggressive target based on the Company’s projected volumes and industry conditions when the target was established.

The Company’s 2010 net operating cash flow performance exceeded the maximum target award level by more than $100 million. Accordingly, the Committee approved a payout of 125 percent of target. The annual incentive awards paid to the NEOs are shown in the Summary Compensation Table.

2011 Annual Incentives

In 2010, the Compensation Committee approved the use of net operating cash flow and net income as a percentage of sales (NIPS), each with an equal weighting, as the performance metrics to be used in determining 2011 annual incentives. Net operating cash flow was selected for the reasons described above under 2010 Annual Incentives. NIPS was selected as a performance metric for 2011 for the following reasons:

•	Net income is a key indicator of financial and operational performance; and
•	Net income and net income growth is highly correlated to cash flow, return on invested capital and stockholder value creation.

Award levels for NIPS and net operating cash flow were determined in the fourth quarter of 2010. Target and threshold performance levels for NIPS were established based on a review of our competitor peer group benchmarks for the three most recently completed years. AAM’s competitor peer group as shown in our 2010 annual report includes ArvinMeritor Inc.; Autoliv Inc.; BorgWarner Inc.; Dana Corporation; Lear Corporation; Magna International Inc.; Tenneco Automotive Inc. and Visteon Corporation (competitor peer group). The target performance level for NIPS, or 3 percent, was set at a level to meet the performance of the top one-third of our competitor peer group for the three most recently completed fiscal years.

The Committee determined the performance award levels for net operating cash flow performance based on the Board approved budget. The target performance level for net operating cash flow is based on our outperforming the budget by $25 million and the maximum performance level is based on outperforming the budget by $50 million. These 2011 performance targets will be disclosed in our 2012 proxy statement.

Long-Term Incentives.  Long-term incentive compensation at AAM is designed to:

•	Align executive officer and stockholder interests;
•	Reward achievement of long-term performance goals; and
•	Provide incentives for executive retention.

In prior years, AAM granted equity awards to executive officers under the 1999 Stock Incentive Plan. That plan expired in 2009 and was not replaced by the Company. Since AAM does not have an equity plan in place, the Committee approved changes to the long-term incentive program for executive officers that impact both (1) each executive officer’s award opportunity and (2) the type of long-term incentive awards.

Cash-Based Long-Term Incentive Plan.  In 2009, the Committee approved a cash-based long-term incentive program, which provides the entire long-term incentive opportunity for executive officers. Under the AAM 2009 Long-Term Incentive Plan (AAM LTIP), each participant receives a target award value, stated as a dollar amount based on a percentage of base salary.

The following table summarizes the target award amounts for the NEOs in 2011 and 2010:

	2011	2010
	Target Award	Target Award
	Amount	Amount

Richard. E. Dauch	$—	$—
Michael K. Simonte	$618,000	$600,000
David C. Dauch	$1,170,000	$1,008,000
John J. Bellanti	$568,560	$552,000
John E. Jerge	$242,400	$228,000
Patrick S. Lancaster (Retired 1/1/11)	$—	$528,000

*	Mr. R.E. Dauch received no long-term incentive award in 2010 in consideration of the $3 million compensation limit under the 2009 Settlement and Commercial Agreement.

Award payouts can range from 0 percent to 200 percent of the target value based on the level of performance over a three-year period beginning in January of the year of the award.

Performance Measures

For grants under the AAM LTIP, the actual cash payouts will be determined based on the level of performance against two performance metrics approved by the Committee. One-half of the target award payment will be earned based on the cumulative amount of earnings before interest, taxes, depreciation and amortization (EBITDA) over a three-year performance period. In calculating this award, the plan gives the Committee discretion to exclude certain special items from EBITDA, such as special charges or gains, non-recurring operating costs, extraordinary gains or losses, the impact of changes in accounting principles, or any other unusual items. EBITDA was chosen as one of the measures of Company performance as it is a key indicator of the Company’s financial and operational performance and is useful in analyzing entity valuation. In addition, EBITDA as a performance measure complements the metrics used to determine payouts under other incentive programs.

The remaining one-half of the target award amount will be earned based on a total shareholder return (TSR) measure that compares the Company’s TSR over the three-year performance period relative to the TSR of AAM’s competitor peer group. Relative TSR was chosen as one of the measures of Company performance in order to motivate executive officers to build long-term value for our stockholders above that of our competitor peer group. Share price appreciation and dividends paid will be measured over the performance period to determine TSR.

The following tables illustrate the threshold, target and maximum performance levels for determining award payouts for each performance measure. The EBITDA performance levels shown below were designed to drive a level of performance in the top one-third of our competitor peer group.

EBITDA Performance Measure

		Percent of
	3-Year Cumulative	Target Award
Performance Level	EBITDA	Opportunity Earned

Threshold	8%	25%
Target	12%	100%
Maximum	15%	200%

TSR Performance Measure

			Percent of
	Company’s TSR		Target Award
	Percentile		Opportunity
Performance Level	Rank		Earned

Threshold	35(th	)	50%
Target	50(th	)	100%
Maximum	75(th	)	200%

Senior Executive Special Incentive Program.  On March 15, 2010, the Compensation Committee approved a special incentive program for certain NEOs. The special incentive program was developed to recognize the extraordinary efforts of Mr. Simonte, Mr. D.C. Dauch, Mr. Bellanti and Mr. Lancaster in navigating the Company through the turbulent financial and market conditions in 2009. As a result of their individual and collective efforts, the Company was able to successfully complete its restructuring outside of bankruptcy, gain contract clarity with GM, and address liquidity concerns by entering into the 2009 Settlement and Commercial Agreement, amending senior credit agreements and raising cash proceeds through an equity offering.

Payments under the special incentive program for Mr. Simonte, Mr. D.C. Dauch and Mr. Bellanti are contingent upon termination of the financial accommodations provided by GM in connection with the 2009 Settlement and Commercial Agreement and the Access and Security Agreement (Access Agreement). The Committee and the full Board believe that termination of the financial accommodations provided by GM and the Access Agreement is in the best interests of AAM, its stockholders and other key stakeholders. The benefits to AAM of terminating the financial accommodations provided by GM and the Access Agreement include, among other things, a cost savings associated with eliminating the one percent sales discount related to the expedited payment terms. The Company also anticipates improved flexibility in accessing new sources of debt capital by eliminating certain covenants and other restrictions that accompany the financial accommodations provided by GM and the Access Agreement.

The special incentive program was also designed to retain Mr. Simonte, Mr. D.C. Dauch and Mr. Bellanti and to motivate them to accomplish the objectives described above. It is expected that they will be instrumental to the Company in strengthening our financial and competitive position in the future. The special incentive program for Mr. Lancaster was designed to reward his efforts in 2009 and provide him with an additional retirement incentive. The special incentive program awards for Mr. Simonte, Mr. D. C. Dauch, Mr. Bellanti and Mr. Lancaster (award recipients) are as follows:

Total
Award Value

David C. Dauch	$5,000,000
Michael K. Simonte	$3,000,000
John J. Bellanti	$1,000,000
Patrick S. Lancaster	$1,000,000

Total	$10,000,000

The Committee determined that the special incentive program was appropriately valued at $10 million in consideration of the total value that the award recipients preserved for the Company’s stockholders and other key stakeholders. The program is cash based due in part to the lack of equity available for compensation awards. The amount allocated to each award recipient was determined based on individual contributions. As President & COO, Mr. D.C. Dauch led the operational restructuring of the Company and negotiations with GM resulting in the 2009 Settlement and Commercial Agreement described above. Mr. Simonte led the Company’s financial restructuring, including negotiations with lenders and GM, and effectively managed investor and media communications. Mr. Bellanti played a critical role in the operational restructuring efforts, while maintaining excellence in the Company’s quality, warranty, delivery and launch performance during an extremely difficult and volatile production environment. Mr. Bellanti’s management of the day-to-day operations of the Company enabled Mr. D.C. Dauch and Mr. Simonte to focus their efforts on the broader restructuring plans, negotiations and liquidity issues. Mr. Lancaster supported the GM negotiations with a focus on gaining commercial contract clarity and protecting the Company’s interests during GM’s bankruptcy proceedings.

The awards for Mr. Simonte, Mr. D.C. Dauch and Mr. Bellanti are comprised of special incentives and annual incentives. Special incentives are approximately 30 percent to 40 percent of the total award and will be payable to the award recipients upon termination of the financial accommodations provided by GM and the Access Agreement. Annual incentives are comprised of four equal installments and the date on which the installment payments commence is contingent upon the date of termination of the GM financial accommodations and the Access Agreement. The first annual incentive installment payment will be made no earlier than October 31, 2011 and the final annual incentive installment payment will be made no later than January 31, 2015. In the case of both the special incentives and the annual incentives, the recipient will forfeit the award if the Access Agreement is not terminated by December 31, 2014. The award recipients must be employed with AAM on the relevant payment date to receive payment under the award, except in the event of death, disability, and resignation for good reason or termination other than for cause. Upon his retirement, the award for Mr. Lancaster became payable in a lump sum.

The contributions of Mr. R.E. Dauch and his leadership role with the Company are discussed further in Compensation of Chief Executive Officer.

Settlement Agreement with Mr. Lancaster

On July 12, 2010, the Committee approved a settlement agreement between AAM and Mr. Lancaster to provide cash payments and certain other benefits to Mr. Lancaster in connection with his retirement from AAM effective January 1, 2011 (Settlement Agreement). The payments and benefits payable to Mr. Lancaster pursuant to the Settlement Agreement are described in the Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table and Potential Payments Upon Termination or Change in Control.

Other Compensation Components

Benefits.  Our executive officers participate in the benefits and retirement plans provided to U.S. salaried associates. A group of approximately 40 senior executives, including executive officers, also receive supplemental life, supplemental disability, umbrella liability and travel accident insurance benefits.

Executive officers are eligible to participate in AAM’s qualified and nonqualified defined benefit pension plans and defined contribution plan. They are also eligible to participate in a nonqualified deferred compensation plan that permits deferrals of a portion of base salary and/or annual cash incentive compensation on a pretax basis. These plans are described in the Pension Benefits and Nonqualified Deferred Compensation sections below.

Change in Control Payments and Benefits.  Under the 2009 Settlement and Commercial Agreement, all executive officer continuity agreements were terminated. These agreements had provided enhanced severance benefits following a change in control of the Company.

Perquisites.  AAM provides a limited number of perquisites for senior executives, including executive officers, which are described in the footnotes to the Summary Compensation Table. The most significant perquisite provided is the use of a Company-provided vehicle with AAM content. This perquisite is common among automotive suppliers. AAM has never owned a corporate aircraft and does not provide leased aircraft for personal use. AAM does not pay for country club memberships.

Compensation of Chief Executive Officer

Mr. R. E. Dauch’s compensation is governed by an employment agreement, which was amended in December 2009. The agreement is further described in the Narrative to Summary Compensation and Grants of Plan-Based Awards Table below. The CEO’s compensation arrangements are structured in consideration of the breadth of his responsibilities for the entire Company, his unique experience in the automotive industry, his leadership skills and service to AAM since he co-founded the Company in 1994.

Compensation Limit.  In accordance with the December 22, 2009 employment agreement amendment between the Company and Mr. R. E. Dauch, the CEO agreed to forego compensation payable to him under his then current employment agreement to the extent his annual compensation would exceed the $3 million limit set forth in the 2009 Settlement and Commercial Agreement.

The primary elements of the CEO’s compensation as set forth in his employment agreement are base salary, annual cash bonus, benefits and perquisites, subject in each case to the $3 million compensation limit described above. As discussed below, effective January 1, 2010, Mr. R.E. Dauch will no longer receive annual equity awards from the Company.

Base Salary.  Base salary is determined by the Committee as part of the annual compensation review process. In determining Mr. R.E. Dauch’s compensation in 2009, the Committee considered his role in overseeing and directing the Company’s successful restructuring outside of bankruptcy under the extraordinary circumstances facing the automotive industry in 2009. As a result, value was preserved for AAM’s stockholders and other key stakeholders. The Committee considers Mr. R.E. Dauch’s continuing leadership, unique role and the services he provides to AAM critical to the achievement of the Company’s strategic goals for 2010. No change was made to Mr. R.E. Dauch’s base salary for 2010 or 2011.

In connection with the annual compensation limit set forth in the 2009 Settlement and Commercial Agreement, Mr. R.E. Dauch agreed to forego certain compensation and benefits that he was entitled to in accordance with his employment agreement. As described below, Mr. R. E. Dauch will no longer receive equity grants and did not receive a bonus in 2010, 2009 and 2008. He also agreed to terminate his change in control agreement. These factors were also taken into consideration by the Committee in determining Mr. R.E. Dauch’s base salary. Pursuant to the December 22, 2009 employment agreement amendment, Mr. R.E. Dauch’s annual base salary is $2,702,300, effective June 16, 2009. Base salary for 2010, 2009 and 2008 is shown in the Summary Compensation Table.

Annual Cash Bonus.  Mr. R. E. Dauch is eligible for an annual cash bonus as described in his employment agreement. See Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table below. The annual cash bonus is based on the Committee’s assessment of Company performance as compared to that of the competitor peer group. Pursuant to his employment agreement, Mr. R.E. Dauch is entitled to receive an annual bonus payment of three times his annual salary if AAM outperforms its competitor peer group by greater than the historical amount. However, his annual bonus will be reduced, if necessary, to comply with the $3 million limit on annual compensation set forth in the 2009 Settlement and Commercial Agreement. In determining Mr. R. E. Dauch’s annual cash award, the Committee may use discretion in considering other factors, which may differ from year to year.

Long-term Incentives.  Pursuant to the December 22, 2009 employment agreement amendment, Mr. R. E. Dauch agreed to forego receipt of the annual equity awards the Company had agreed to provide under his employment agreement since it was first executed in November 1997. As a result, effective January 1, 2010, Mr. R.E. Dauch will no longer receive annual equity awards from the Company. The terms of the outstanding awards granted prior to 2010 are described in the Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table.

Benefits and Perquisites.  Mr. R. E. Dauch participates in the same benefit programs provided for other executive officers. In addition, under his employment agreement, AAM provides Mr. R. E. Dauch with the use of an additional Company vehicle and reimburses him for premiums under a $5 million life insurance policy. The Company will also provide postretirement health care benefits upon expiration of his employment agreement. Perquisites provided to the CEO in 2010, 2009 and 2008 are reported in the Summary Compensation Table.

Management’s Stock Ownership Requirements & Anti-Hedging Policy

The Committee has established stock ownership requirements for executive officers. The lack of an equity plan to grant restricted stock or other equity awards restricts the Company’s ability to support their achievement of stock ownership requirements. To address this issue, the Committee determined provisional stock ownership requirements based on a set number of shares.

Fixed Share Requirement for Executive Officers

No. of Shares

Chief Executive Officer	350,000
President & COO	50,000
Executive Vice President	25,000
Vice President	15,000

The stock ownership requirements must be attained within five years from the effective date or, for newly appointed executive officers, within five years of such appointment. Currently, all executive officers are in compliance with the stock ownership requirements.

AAM prohibits hedging and pledging of Company stock.

Federal Income Tax Considerations

Deductibility of Executive Compensation.  In general, the compensation awarded to the NEOs will be taxable to the executive and will give rise to a corresponding corporate deduction at the time the compensation is paid. Section 162(m) of the Internal Revenue Code (Code) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the CEO or to any of the other NEOs other than the CFO. The portion of the compensation in excess of $1 million paid to certain NEOs in 2010 was not deductible for federal income tax purposes.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of the Company’s compensation programs. The Committee believes that achieving the compensation objectives set forth above is more important than the benefit of tax deductibility. The Company reserves the right to maintain flexibility in how executive officers are compensated, which may result in limiting the deductibility of amounts of compensation from time to time.

Risk Assessment of Compensation Policies and Practices

In 2011, AAM management conducted a risk assessment of the Company’s compensation policies and practices relating to AAM’s compensation programs for executive officers and other associates on a global basis. The process used by management to conduct the risk assessment was approved by the Compensation Committee. Based on the risk assessment and other factors, management concluded that AAM’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee agreed with management’s conclusion.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussions, recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors

Forest J. Farmer, Chairman
Elizabeth A. Chappell
Larry K. Switzer
Thomas K. Walker

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our named executive officers (Richard E. Dauch, Co-Founder, Chairman of the Board & Chief Executive Officer, Michael K. Simonte, Executive Vice President — Finance & Chief Financial Officer, David C. Dauch, President & Chief Operating Officer, John J. Bellanti, Executive Vice President, Worldwide Operations, John E. Jerge, President — AAM Americas and Patrick S. Lancaster, retired effective January 1, 2011, former Executive Vice President, Chief Administrative Officer & Secretary, for the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008.

							Change in
							Pension Value
						Non-Equity	and
						Incentive	Nonqualified
						Plan	Deferred	All Other
				Stock	Options	Compen-	Compensation	Compen-
Name and		Salary	Bonus(2)	Awards(3)	Awards(3)	sation(4)	Earnings(5)	sation(6)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Richard E. Dauch(1)
Co-Founder, Chairman &	2010	2,702,304	—	—	—	—	2,692,143 (7)	158,981	5,553,428	(7)
Chief Executive Officer	2009	2,156,269	—	167,583	210,000	—	7,074,845	112,485	9,721,182
	2008	1,620,667	—	596,655	400,500	—	3,081,360	105,673	5,804,855

Michael K. Simonte
Executive Vice President —	2010	500,004	—	—	—	500,000	97,430	51,294	1,148,728
Finance & Chief Financial Officer	2009	372,375	—	—	—	—	69,597	46,477	488,449
	2008	271,125	—	100,800	33,375	—	59,884	44,235	509,419

David C. Dauch(1)
President & Chief	2010	575,004	—	—	—	731,250	97,540	27,006	1,430,800
Operating Officer	2009	411,125	—	—	—	—	101,071	27,748	539,944
	2008	358,875	—	120,960	41,385	—	96,222	21,460	638,902

John J. Bellanti
Executive Vice President,	2010	459,996	—	—	—	460,000	357,673	30,312	1,307,981
Worldwide Operations	2009	355,417	—	—	—	—	224,999	31,518	611,934

John E. Jerge
President — AAM Americas	2010	288,000	—	—	—	227,250	74,685	43,226	633,161

Patrick S. Lancaster(8)
Former Executive Vice President,	2010	440,004	704,000	—	—	173,184	283,152 (8)	1,081,878 (9)	2,682,218	(10)
Chief Administrative Officer &	2009	356,158	—	—	—	—	348,353	31,999	736,510
Secretary	2008	268,896	—	146,160	32,040	—	145,474	33,979	626,549

(1)	Mr. R. E. Dauch and Mr. D.C. Dauch receive compensation based solely on their role as executive officers. They receive no additional compensation for serving as directors.

(2)	Mr. R.E. Dauch received no annual incentive award in 2010 in consideration of the $3 million compensation limitation in the 2009 Settlement and Commercial Agreement. Mr. Lancaster received a 2010 bonus payment pursuant to the Settlement Agreement as described in the Narrative to Summary Compensation Table and Grants of Plan-Based Award Table.

(3)	Reflects the full grant date fair value of equity awards made during fiscal years 2009 and 2008. The grant date fair value of stock awards is calculated using the closing market price of AAM common stock on the date of grant. The grant date fair value of option awards was $1.40 and $2.67 per share of common stock covered by the award for 2009 and 2008 respectively, calculated using the Black-Scholes option pricing model. Fiscal year amounts for 2008 were recomputed based on each award’s full grant date fair value reported in that fiscal year’s Grants of Plan-Based Awards Table.

(4)	Reflects amounts earned under the AAM Incentive Compensation Plan for Executive Officers for Mr. Simonte, Mr. D.C. Dauch, Mr. Bellanti and Mr. Jerge. Amount reflected for Mr. Lancaster is a pro-rata payment of the 2010 performance award under the AAM LTIP that vested upon his retirement; the remaining amount was forfeited.

(5)	This column reflects the annualized increase in pension value under the Salaried Retirement Program and the Supplemental Executive Retirement Program (SERP). There are no above-market or preferential earnings on compensation deferred under our Executive Deferred Compensation Plan.

(6)	Includes, for 2010, employer contributions under the 401(k) plan, executive life insurance premiums and personal umbrella liability insurance premiums. Also includes meals provided during business hours for each NEO and personal use of Company-provided vehicles for Mr. R.E. Dauch, Mr. Simonte, Mr. Bellanti, Mr. Jerge and Mr. Lancaster, and executive physical examinations for Mr. R.E. Dauch, Mr. D.C. Dauch, Mr. Bellanti, Mr. Jerge and Mr. Lancaster. Employer contributions under the Company’s 401(k) Plan consisted of matching contributions of $11,925 for Mr. R.E. Dauch, Mr. Simonte and Mr. Jerge; $11,740 for Mr. D.C. Dauch; and $8,250 for Mr. Bellanti and Mr. Lancaster; retirement contributions of $12,250 for Mr. Simonte, Mr. D.C. Dauch and Mr. Jerge. The total for Mr. R.E. Dauch includes $117,586 for executive life insurance premiums and the cost of his spouse’s attendance at Company business events.

(7)	The benefits associated with the change in other pension values are excluded from the measurement of total compensation under the 2009 Settlement and Commercial Agreement. Under the 2009 Settlement and Commercial Agreement, annual compensation for any executive officer, current or former, cannot exceed $3 million. The following table illustrates AAM’s compliance with this provision of the 2009 Settlement and Commercial Agreement as it relates to Mr. R.E. Dauch’s 2010 compensation:

Total 2010 compensation as presented on Summary Compensation Table	$5,553,428
Less: Value of pension / SERP benefits granted prior to 2010	2,692,143

Total 2010 compensation as measured under the 2009 Settlement and Commercial Agreement	$2,861,285

(8)	Effective July 12, 2010, Mr. Lancaster assumed the role of Special Advisor to AAM’s Co-Founder, Chairman & CEO, a non-officer position, and retired from AAM effective January 1, 2011. His Salaried Pension and SERP benefit commenced in 2011. The change in pension value reflects actual commencement dates and form of payment elections.

(9)	Includes a $1 million special incentive program award earned by Mr. Lancaster as of December 31, 2010. Also includes $47,444, which represents the value of the Company vehicle transferred to Mr. Lancaster pursuant to the Settlement Agreement.

(10)	Mr. Lancaster’s total 2010 annual compensation is in compliance with the $3 million annual compensation limit under the 2009 Settlement and Commercial Agreement.

GRANTS OF PLAN-BASED AWARDS

Annual and long-term incentive awards granted in 2010 to the NEOs are shown in the following table. The annual and long-term incentive compensation programs are described in Compensation Discussion and Analysis and following the table below.

		Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards(2)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Richard E. Dauch(1)	—	—	—	—

Michael K. Simonte

Annual Incentive(2)	—	200,000	400,000	500,000

Long-Term Incentive(3)	01/07/2010	225,000	600,000	1,200,000

Senior Executive Special Incentive Program(4)	03/15/2010	3,000,000	3,000,000	3,000,000

David C. Dauch

Annual Incentive(2)	—	292,500	585,000	731,250

Long-Term Incentive(3)	01/07/2010	378,000	1,008,000	2,016,000

Senior Executive Special Incentive Program(4)	03/15/2010	5,000,000	5,000,000	5,000,000

John J. Bellanti

Annual Incentive(2)	—	184,000	368,000	460,000

Long-Term Incentive(3)	01/07/2010	207,000	552,000	1,104,000

Senior Executive Special Incentive Program(4)	03/15/2010	1,000,000	1,000,000	1,000,000

John E. Jerge

Annual Incentive(2)	—	90,900	181,800	227,250

Long-Term Incentive(3)	01/07/2010	85,500	228,000	456,000

Patrick S. Lancaster

Annual Incentive(5)	—	176,000	352,000	440,000

Long-Term Incentive(3)(6)	01/07/2010	198,000	528,000	1,056,000

(1)	Mr. R.E. Dauch received no annual incentive or long-term incentive awards in 2010 in consideration of the $3 million annual compensation limit set forth in the 2009 Settlement and Commercial Agreement.

(2)	Annual incentive awards granted under the AAM Incentive Compensation Plan for Executive Officers. See further discussion of determination of the awards under Annual Incentive Compensation in the Compensation Discussion and Analysis.

(3)	Long-term incentive performance awards were granted under the AAM LTIP. See further discussion of the awards under Long-Term Incentives in the Compensation Discussion and Analysis.

(4)	Mr. Simonte, Mr. D.C. Dauch and Mr. Bellanti received awards under the Senior Executive Special Incentive Program further described in the Compensation Discussion and Analysis.

(5)	Mr. Lancaster received a bonus payment of $704,000 for 2010 in accordance with the Settlement Agreement.

(6)	Mr. Lancaster received a pro-rata payment of the 2010 performance award, shown in the Summary Compensation Table, in connection with his retirement effective January 1, 2011.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

CEO Employment Agreement

In accordance with the December 22, 2009 employment agreement amendment between the Company and Mr. R. E. Dauch, the CEO agreed to forego compensation payable to him under his then current Employment Agreement to the extent his annual compensation would exceed the $3 million limit set forth in the 2009 Settlement and Commercial Agreement. Mr. R.E. Dauch’s employment agreement, as amended, provides for the following compensation and benefits (subject to the $3 million compensation limit under the 2009 Settlement and Commercial Agreement with GM):

•	Annual base salary of $2,702,300 (effective June 16, 2009), subject to annual adjustment by the Committee;
•	Subject to the $3 million limit on annual compensation described above, annual cash bonus in an amount determined by the Committee based on our financial performance, relative to our competitor peer group:

•	equal to 3 times annual base salary if we continue to outperform our competitor peer group;
•	greater than 3 times annual base salary if we outperform our competitor peer group by greater than the historical amount; or
•	up to the amount of Mr. R.E. Dauch’s base salary if we do not outperform our competitor peer group;

•	Reimbursement of premiums under a $5 million life insurance policy purchased by Mr. R.E. Dauch;
•	Annual executive physical examination and health and disability coverage as provided to other senior executives; and
•	Use and maintenance of two Company-provided automobiles and the perquisites and other benefits provided to our senior executives.

The current term continues through December 31, 2011 and is automatically extended for successive one-year terms, unless either party gives notice of termination at least 60 days prior to the end of the applicable term. The potential payments and benefits upon termination of Mr. R.E. Dauch’s employment are described in Potential Payments Upon Termination or Change in Control.

Settlement Agreement with Mr. Lancaster

In accordance with the Settlement Agreement between AAM and Mr. Lancaster effective July 12, 2010, the Committee approved the following cash payments and other benefits to Mr. Lancaster in connection with his retirement effective January 1, 2011 (Retirement Date):

•	Continued payment of his annual base salary in consideration of his services as Special Advisor to the CEO through December 31, 2010;
•	A 2010 bonus payment of $704,000 on March 15, 2011;
•	Payment of $850,000, less withholding taxes, on or before August 15, 2010 in settlement of a claim;
•	Title to his Company-provided vehicle as of December 31, 2010;
•	Consulting fees of $420,000 for services provided during 2011, payable in monthly installments, provided that Mr. Lancaster performs no work for a competitor of AAM;
•	Vesting of his outstanding restricted stock and restricted stock units on the Retirement Date;
•	Continued eligibility for the $1,000,000 Senior Special Incentive Program award granted to him on March 15, 2010; and
•	Continued eligibility to receive a pro rata portion of outstanding long-term cash incentive awards granted in 2009 and 2010.

Payments made pursuant to this agreement were conditioned upon Mr. Lancaster’s execution of a full waiver and release of claims against AAM, which he signed on January 5, 2011. The payments and benefits payable to Mr. Lancaster pursuant to the Settlement Agreement are described in Potential Payments Upon Termination or Change in Control.

Long-Term Incentive Awards

The following description refers to awards granted prior to 2010 under the Company’s 1999 Stock Incentive Plan, which has since expired. Information concerning outstanding awards is included under Outstanding Equity Awards at December 31, 2010 below.

Stock Options.  Outstanding options vest in three approximately equal installments on the first, second and third anniversaries of the grant date. Generally, vesting may accelerate upon termination of employment due to death, disability or upon a change in control. The award is forfeited if employment is terminated for any other reason prior to vesting. Vested options expire ten years after the grant date and may be exercised any time before the earliest of: (1) the expiration of the grant, (2) five years following termination of employment (one year following termination for options granted before 2002) due to death, disability, retirement or a change in control, (3) 90 days following termination of employment without cause and (4) termination of employment for cause.

Restricted Stock.  Restricted stock awarded to executives under age 60 vests on the third anniversary of the grant date. Restricted stock awarded to executives age 60 and over vests in three approximately equal annual installments through March 14, 2011. Vesting accelerates upon death, disability, termination of employment by the Company pursuant to a reduction in force or similar program approved by the CEO, or upon a change in control.

Performance Accelerated Restricted Stock (PARS) and Performance Accelerated Restricted Stock Units (RSUs).  PARS and RSUs vest on the fifth anniversary of the grant date unless vesting is accelerated on the third or fourth anniversaries of the grant date based on our total shareholder return. Vesting may also accelerate upon termination of employment due to death, disability or upon a change in control. If the NEO’s employment is terminated for any other reason, he will forfeit his unvested PARS and RSUs.

Vesting is accelerated on the third anniversary of the grant date if AAM’s total shareholder return for the preceding three-year period meets or exceeds the 66th percentile of our competitor peer group. If vesting is not accelerated on the third anniversary, then vesting is accelerated on the fourth anniversary of the grant date if shareholder return exceeds the 66th percentile of our competitor peer group for the preceding four years. Total shareholder return is defined as the cumulative appreciation (assuming reinvestment of dividends) of an investment in common stock. Vesting will not accelerate unless AAM has positive TSR.

PARS consist of issued and outstanding shares of AAM common stock, subject to forfeiture and transfer restrictions prior to vesting of the awards, and carry voting and dividend rights from the date of grant. RSUs consist of the right to receive, upon vesting of the award, an amount in cash equal to the fair market value of the number of shares of common stock covered by the award. RSUs carry the right to receive dividend equivalent payments from the date of grant, payable in the calendar quarter when dividends are paid on our common stock.

2008 Performance Awards.  In 2008, Mr. Simonte, Mr. D.C. Dauch, Mr. Bellanti and Mr. Jerge received 25 percent of their long-term incentive award in the form of performance awards. The award represented the right to a payment in cash based on AAM’s relative TSR over a three year performance period beginning in January 2008. Based on AAM’s relative TSR for the period January 2008 through December 2010, the awards did not result in a payment to Mr. Simonte, Mr. D.C. Dauch, Mr. Bellanti or Mr. Jerge.

Performance Awards.  The Performance Awards are discussed in the Compensation Discussion and Analysis.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

		Option Awards			Stock Awards
							Market
					Number of		Value of
					Shares		Shares
	Number of	Number of			or Units		or Units
	Securities	Securities			of Stock		of Stock
	Underlying	Underlying			That		That
	Unexercised	Unexercised	Option		Have		Have
	Options	Options	Exercise	Option	Not		Not
	Exercisable	Unexercisable	Price	Expiration	Vested		Vested(8)
Name	(#)	(#)	($)	Date	(#)		($)
Richard E. Dauch	240,000		8.85	4/2/2011	19,534	(1)	251,207
	300,000		24.15	1/23/2012	39,958	(2)	513,860
	300,000		23.73	1/22/2013
	300,000		38.70	2/2/2014
	150,000		26.65	3/15/2015
	150,000		15.58	3/15/2016
	150,000		26.02	3/14/2017
	100,500	49,500(1)	10.08	6/25/2018
	—	100,500(2)	2.81	1/6/2019
Michael K. Simonte	39,664		15.56	2/2/2011	3,600	(3)(6)	46,296
	9,500		24.15	1/23/2012	2,400	(4)(6)	30,864
	10,000		23.73	1/22/2013	3,600	(3)(7)	46,296
	8,500		38.70	2/2/2014	2,400	(4)(7)	30,864
	9,000		26.65	3/15/2015	10,000	(5)	128,600
	10,000		15.58	3/15/2016
	10,000		26.02	3/14/2017
	8,375	4,125(1)	10.08	6/25/2018
David C. Dauch	7,260		8.85	4/2/2011	4,800	(3)(6)	61,728
	16,750		24.15	1/23/2012	3,200	(4)(6)	41,152
	28,000		23.73	1/22/2013	4,500	(3)(7)	57,870
	28,000		38.70	2/2/2014	3,000	(4)(7)	38,580
	12,000		26.65	3/15/2015	12,000	(5)	154,320
	15,000		15.58	3/15/2016
	13,000		26.02	3/14/2017
	10,385	5,115(1)	10.08	6/25/2018
John J. Bellanti	12,000		24.15	1/23/2012	3,600	(3)(6)	46,296
	13,000		23.73	1/22/2013	2,400	(4)(6)	30,864
	16,000		38.70	2/2/2014	3,600	(3)(7)	46,296
	9,000		26.65	3/15/2015	2,400	(4)(7)	30,864
	6,700		15.58	3/15/2016	9,000	(5)	115,740
	10,000		26.02	3/14/2017
	7,370	3,630(1)	10.08	6/25/2018
John E. Jerge	11,500		24.15	1/23/2012	3,600	(3)(6)	46,296
	12,000		23.73	1/22/2013	2,400	(4)(6)	30,864
	10,000		38.70	2/2/2014	3,300	(3)(7)	42,438
	8,000		26.65	3/15/2015	2,200	(4)(7)	28,292
	10,000		15.58	3/15/2016	7,000	(5)	90,020
	9,500		26.02	3/14/2017
	6,030	2,970(1)	10.08	6/25/2018

			Option Awards			Stock Awards
								Market
						Number of		Value of
						Shares		Shares
	Number of		Number of			or Units		or Units
	Securities		Securities			of Stock		of Stock
	Underlying		Underlying			That		That
	Unexercised		Unexercised	Option		Have		Have
	Options		Options	Exercise	Option	Not		Not
	Exercisable		Unexercisable	Price	Expiration	Vested		Vested(8)
Name	(#)		(#)	($)	Date	(#)		($)
Patrick S. Lancaster	35,000			8.85	4/2/2011	3,900	(10)	50,154
	40,000			24.15	1/23/2012	2,600	(10)	33,436
	30,000			23.73	1/22/2013	3,300	(10)	42,438
	25,000			38.70	2/2/2014	2,200	(10)	28,292
	9,000			26.65	3/15/2015	4,785	(10)	61,535
	11,000	(9)		15.58	1/1/2016
	9,500	(9)		26.02	1/1/2016
	8,040	(9)	3,960(9)	10.08	1/1/2016

(1)	Granted under the 1999 Stock Incentive Plan on June 25, 2008. The remaining shares and options vested on March 14, 2011.

(2)	Granted under the 1999 Stock Incentive Plan on January 6, 2009. Approximately one-half of the shares vested on January 6, 2011 and one-half vest on January 6, 2012.

(3)	Reflects PARS granted under the 1999 Stock Incentive Plan. PARS vest on the fifth anniversary of the grant date, unless vesting is accelerated at the end of the fourth year after the grant date. Accelerated vesting is contingent upon our achievement of predetermined performance goals, measured by our relative TSR. Vesting will not be accelerated unless TSR is positive.

(4)	Reflects RSUs granted under the 1999 Stock Incentive Plan. RSUs vest on the fifth anniversary of the grant date, unless vesting is accelerated at the end of the fourth year after the grant date. Accelerated vesting is contingent upon our achievement of predetermined performance goals, measured by our relative TSR. Vesting will not be accelerated unless TSR is positive.

(5)	Reflects restricted stock granted under the 1999 Stock Incentive Plan on June 25, 2008. The restricted stock awards vested on March 14, 2011.

(6)	Granted on March 15, 2006. The PARS and RSUs vested on March 15, 2011.

(7)	Granted on March 14, 2007. The PARS and RSUs vest on March 14, 2012. Vesting of these awards did not accelerate on March 14, 2011.

(8)	Reflects the closing market value on December 31, 2010 ($12.86) of the number of shares of AAM common stock covered by outstanding PARS, RSUs and restricted stock awards on December 31, 2010.

(9)	Mr. Lancaster has five years from retirement to exercise these vested options. Unvested options were forfeited.

(10)	Mr. Lancaster’s outstanding stock awards vested upon his retirement effective January 1, 2011 pursuant to the Settlement Agreement.

OPTIONS EXERCISED AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise(1)	Vesting(2)(3)(4)	Vesting(5)
Name	(#)	($)	(#)	($)
Richard E. Dauch	49,500	430,758	39,805	361,413

Michael K. Simonte	10,000	36,601	5,500	55,275

David C. Dauch	—	—	7,000	70,350

John J. Bellanti	—	—	5,000	50,250

John E. Jerge	11,000	24,938	5,000	50,250

Patrick S. Lancaster	—	—	10,930	102,698

(1)	For Mr. R.E. Dauch, Mr. Simonte and Mr. Jerge, reflects the number of shares received upon exercise of stock options multiplied by the difference between the sale price and the exercise price for such options.

(2)	Reflects the lapse of the transfer and forfeiture restrictions under awards of restricted stock granted to Mr. R.E. Dauch in January 2009. Restricted stock awarded to executives age 60 and over vest in three approximately equal annual installments through January 6, 2012.

(3)	Reflects the lapse of the transfer and forfeiture restrictions under awards of restricted stock granted to Mr. R.E. Dauch and Mr. Lancaster in June 2008. Restricted stock awarded to executives over age 60 vest in three approximately equal annual installments through March 14, 2011.

(4)	Reflects the lapse of the transfer and forfeiture restrictions under awards of PARS and RSUs granted to Mr. Simonte, Mr. D.C. Dauch, Mr. Bellanti, Mr. Jerge and Mr. Lancaster in March 2005. These awards vested in March 2010.

(5)	Reflects the number of restricted shares, PARS and RSUs vested, multiplied by the closing market price of AAM common stock on the vesting date.

PENSION BENEFITS

The following table shows the value of the benefits accumulated by the NEOs and their years of credited service under AAM’s Salaried Retirement Program and the SERP. The years of credited service are through December 31, 2010, AAM’s fiscal year-end measurement date used for financial statement reporting purposes. The values shown are based on unreduced benefits deferred to the earliest age at which unreduced benefits are payable. The assumptions used to calculate the actuarial present value of accumulated benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2010, except that the values in the table do not reflect assumptions for future compensation increases or future service credits and assume continued service until unreduced retirement age is attained.

		Number of	Present
		Years of	Value of
		Credited	Accumulated
		Service	Benefit
Name	Plan Name	(#)	($)
Richard E. Dauch(1)	AAM Retirement Program for Salaried Employees	16.8333	843,319
	AAM Supplemental Executive Retirement Program	21.0000 (2)	22,862,681

Michael K. Simonte	AAM Retirement Program for Salaried Employees	8.0833 (3)	117,400
	AAM Supplemental Executive Retirement Program	12.0833	300,241

David C. Dauch	AAM Retirement Program for Salaried Employees	11.5000 (3)	176,622
	AAM Supplemental Executive Retirement Program	15.5000	483,193

John J. Bellanti(4)	AAM Retirement Program for Salaried Employees	16.8333	647,252
	AAM Supplemental Executive Retirement Program	16.8333	614,249

John E. Jerge	AAM Retirement Program for Salaried Employees	12.8333 (3)	206,053
	AAM Supplemental Executive Retirement Program	16.8333	335,632

Patrick S. Lancaster(5)	AAM Retirement Program for Salaried Employees	16.5833	861,446
	AAM Supplemental Executive Retirement Program	16.5833	727,786

(1)	Mr. R.E. Dauch was eligible to retire on December 31, 2010 with full benefits under the Salaried Retirement Program and the SERP.

(2)	As of December 31, 2009, Mr. R.E. Dauch earned 20 years of credited service in accordance with his employment agreement extension dated November 3, 2005.

(3)	Benefits were frozen effective December 31, 2006 under the Salaried Retirement Program for Mr. Simonte, Mr. D.C. Dauch and Mr. Jerge.

(4)	Mr. Bellanti was eligible to retire on December 31, 2010 under both the Salaried Retirement Program and the SERP. He qualifies for a reduced benefit of approximately 68% of the unreduced benefit under the Salaried Retirement Program and for the basic form of benefit under the SERP.

(5)	Mr. Lancaster retired effective January 1, 2011. Benefits under both plans commence in 2011. The present values reflect actual commencement dates and form of payment elections.

We provide pension benefits for NEOs under our Salaried Retirement Program, a broad-based defined benefit pension plan open to substantially all of our U.S. salaried associates hired prior to January 1, 2002, and our SERP. The purpose of the SERP is to provide total retirement benefits at a competitive level with executives of other major industrial companies.

Salaried Retirement Program.  The annual retirement benefit payable to each executive, commencing on retirement at or after age 65, equals the sum of the executive’s contributions plus an additional benefit based on the executive’s average monthly salary (determined as the average of the executive’s base salary in the highest 60 months during his final 10 years of service) and years of credited service. The amount of compensation that may be taken into account for determining benefits is limited under the Internal Revenue Code. The maximum annual compensation under this limit was $245,000 for the year ended December 31, 2010.

Benefits under the Salaried Retirement Program may be paid as a single life annuity or, upon election, in the form of a joint and survivor annuity with a reduction in the amount of the annual benefit.

Effective December 31, 2006, the Salaried Retirement Program was amended to freeze benefits at current levels for associates who will not be eligible to retire by December 1, 2011. Mr. R.E. Dauch, Mr. Lancaster and Mr. Bellanti are grandfathered and will continue to accrue benefits under the program through the earlier of (1) December 31, 2011 or (2) the date of retirement or other termination of employment.

Supplemental Executive Retirement Program.  Mr. R.E. Dauch, Mr. Lancaster and Mr. Bellanti are eligible to receive the basic form of pension benefit under our SERP upon retirement. In addition, they are eligible to receive the alternative form of benefit, if greater than the basic benefit, upon retirement at or after age 62. The executive must have at least 10 years of credited service to receive either form of benefit under the SERP.

The total monthly benefit payable under the basic form of SERP is equal to the following amount:

•	Two percent of the executive’s average monthly salary (as determined for the Salaried Retirement Program excluding the limitations as specified under the Internal Revenue Code), multiplied by the executive’s years of credited service; less

•	The benefit payable to the executive under the Salaried Retirement Program (without reduction for survivor benefits), plus two percent of the maximum monthly social security benefit payable at age 65 multiplied by the executive’s years of credited service.

The Compensation Committee has discretion to reduce or eliminate the amount payable under the alternative form of benefit. Subject to the Committee’s discretion, the total monthly benefit payable under the alternative form of SERP is equal to the following amount:

•	1.5 percent of the executive’s average monthly salary (as determined for the Salaried Retirement Program excluding the limitations as specified under the Internal Revenue Code) and average monthly incentive compensation (determined as the average of the highest five of the executive’s last 10 annual cash incentive awards, divided by 12) multiplied by the executive’s years of credited service; less

•	The benefit payable to the executive under the Salaried Retirement Program (without reduction for survivor benefits), plus the maximum monthly social security benefit payable at age 65.

SERP benefits payable under the basic and alternative forms are generally paid as a single life annuity. If the executive’s spouse is eligible for survivor benefits under the Salaried Retirement Program, however, the executive’s monthly SERP benefit will be reduced and paid in the form of a joint and survivor annuity.

Effective January 1, 2007, the SERP was amended to change the benefit accrual formulae for executives who are not grandfathered under the Salaried Retirement Program. Because they are grandfathered, Mr. R.E. Dauch and Mr. Bellanti may continue to accrue SERP benefits under the basic and alternative forms through December 31, 2011.

Mr. Simonte, Mr. D.C. Dauch and Mr. Jerge, who are not grandfathered under the Salaried Retirement Program, are eligible to receive a defined contribution benefit, payable six months after retirement in a lump sum. The amount of the benefit will be equal to 12.5 percent of the executive’s final average compensation (determined as the executive’s average annual base salary and cash incentive for the highest five consecutive years), multiplied by the executive’s years of credited service, less the sum of the actuarially equivalent value of the executive’s benefits payable under the Salaried Retirement Program and the balance of the executive’s retirement contribution account under our 401(k) plan.

NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes the NEOs compensation under the Executive Deferred Compensation Plan for the 2010 fiscal year. All of the NEOs are fully vested in any applicable Company matching contributions.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	contributions in	Earnings	Withdrawals	Balance at
	in Last FY	Last FY	In Last FY(1)	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
Richard E. Dauch	—	—	360,214	—	4,865,696
Michael K. Simonte	—	—	—	—	—
David C. Dauch	—	—	30,545	—	263,066
John J. Bellanti	—	—	58,046	—	498,071
John E. Jerge	—	—	—	—	—
Patrick S. Lancaster	—	—	—	—	—

(1)	Reflects hypothetical accrued earnings during 2010 on notional investments designed to track the performance of funds similar to those available to participants in the Company’s 401(k) plan. None of the earnings shown in this column are reported as compensation in the Summary Compensation Table.

Under AAM’s Executive Deferred Compensation Plan, a nonqualified, tax-deferred savings plan, certain executives, including our NEOs, may elect to defer the payment of six to 75 percent of their base salary and/or their annual incentive compensation award during any plan year. Base salary deferred into the Executive Deferred Compensation Plan receives a three percent Company match. The amounts deferred are unfunded and unsecured obligations of AAM.

Amounts deferred or credited into this plan are represented in the executive’s notional account and are “invested” among funds similar to those available under the Company’s 401(k) plan. Forty percent of deferral elections are automatically and irrevocably allocated to the restricted investment benchmark, the PIMCO Total Return Fund. The remaining 60 percent of deferral elections may be allocated by the executive to any of the investments available under the plan and may be reallocated on a daily basis among any of the investments available under the plan. Although the executive has no actual or constructive ownership of shares in the investment funds, the return on the executive’s account is determined as if the amounts were notionally invested in these funds.

The table below shows the investment fund options available under the Executive Deferred Compensation Plan and the annual rates of return for the calendar year ended December 31, 2010.

	Rate of		Rate of
Name of Fund	Return	Name of Fund	Return
Fidelity Retirement Money Market Portfolio	.02%	Fidelity Freedom Income Fund	7.63%
PIMCO Total Return Fund	8.83%	Fidelity Freedom 2000 Fund	7.86%
PIMCO High Yield Fund	14.24%	Fidelity Freedom 2005 Fund	10.57%
Fifth Third Disciplined Large Cap Value Fund	13.44%	Fidelity Freedom 2010 Fund	11.65%
Domini Social Equity Fund	14.36%	Fidelity Freedom 2015 Fund	11.75%
Spartan U.S. Equity Index Fund	14.98%	Fidelity Freedom 2020 Fund	12.93%
American Funds Growth Fund of America	12.63%	Fidelity Freedom 2025 Fund	13.82%
Fidelity Growth Company Fund	20.55%	Fidelity Freedom 2030 Fund	14.04%
Fidelity Low-Priced Stock Fund	20.70%	Fidelity Freedom 2035 Fund	14.46%
Nuveen Mid Cap Growth Opportunities(1)	27.91%	Fidelity Freedom 2040 Fund	14.62%
American Beacon Small Cap Value Fund	26.19%	Fidelity Freedom 2045 Fund	14.72%
Munder Small Cap Value Fund	27.16%	Fidelity Freedom 2050 Fund	14.90%
Fidelity Diversified International Fund	9.65%
Spartan International Index Fund	7.70%
Vanguard External Market Index	27.37%

(1)	Formerly First American Mid Cap Growth Opportunities.

Distributions can be received (1) upon retirement in a lump sum or in annual payments over a period of five or ten years, (2) in a lump sum upon death, disability, termination of employment, change in control or (3) if elected by the executive, during employment at a specified date after a minimum deferral period. The minimum deferral period is at least three years following the end of the plan year to which the deferral election relates, and distributions during employment consist of employee deferrals and related earnings or losses (not the Company contributions and related earnings or losses).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under the employment agreement with our CEO and other arrangements covering our NEOs, certain payments and benefits will be provided to the NEOs in the event of termination of employment. The following tables show the estimated potential payments and benefits that each of the NEOs would receive upon termination of employment under different scenarios, assuming that the termination was effective on December 31, 2010.

Termination of Continuity Agreements

Prior to 2009, all executive officers had continuity agreements with the Company, which provided certain severance benefits following a change in control. In accordance with the 2009 Settlement and Commercial Agreement, all executive officers agreed to terminate their continuity agreements in 2009.

CEO Employment Agreement

Under our employment agreement with Mr. R.E. Dauch, the Company may terminate his employment with or without cause, or upon his disability. Cause exists if he:

•	is convicted of a felony involving an intentional act;
•	engages in dishonesty or fraud; or
•	breaches any of his material obligations to AAM, including willful neglect or misconduct of his duties or willful and material breach of any of the terms and conditions of his employment agreement.

In addition, he may resign for good reason, meaning the Company:

•	reduces his base salary or bonus opportunity;
•	substantially reduces his duties, responsibilities or reporting responsibilities; or
•	relocates him outside of the Detroit-metropolitan area.

If his employment is terminated for cause, Mr. R.E. Dauch will be entitled to accrued but unpaid amounts as of the termination date.

If his employment is terminated without cause, or if he resigns for good reason, he will be entitled to:

•	severance payments equal to two years of his annual base salary;
•	continuation of his health care benefits for two years;
•	bonus payments accrued as of the termination date; and
•	reimbursement of premiums for his purchase of a $5 million executive life insurance policy for two years.

If he resigns without good reason, Mr. R.E. Dauch will be entitled to (1) accrued but unpaid amounts as of the termination date and (2) reimbursement of premiums for two years for a $5 million executive life insurance policy purchased by Mr. R.E. Dauch.

Under the employment agreement, Mr. R.E. Dauch is subject to:

•	a non-disclosure and confidentiality provision extending two years following termination or expiration of the agreement;
•	a non-competition covenant, which prohibits him, throughout the term of the employment agreement and for two years following the termination or expiration of the agreement, from directly or indirectly engaging in any business competitive with AAM and our products and business plans; and a covenant prohibiting solicitation of our employees and customers for two years thereafter.

If AAM terminates his employment due to disability, Mr. R.E. Dauch will be entitled to accrued benefits under applicable benefit plans and programs (such as our Deferred Compensation Plan, Salaried Retirement Plan and SERP) and reimbursement of executive life insurance premiums as described above. Should Mr. R.E. Dauch die during the term of his employment agreement, his estate and/or spouse would be entitled to accrued benefits under applicable benefit plans and programs.

In accordance with his employment agreement, as amended, the CEO agreed to forego compensation payable to him to the extent his annual compensation would exceed the $3 million limit.

Settlement Agreement with Mr. Lancaster

On July 12, 2010, the Compensation Committee approved an agreement between AAM and Mr. Lancaster to provide cash payments and certain other benefits to Mr. Lancaster in connection with his retirement from AAM effective January 1, 2011. The terms of the Settlement Agreement are described in the Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table.

Non-Competition Agreements

Mr. Simonte, Mr. D.C. Dauch, Mr. Bellanti and Mr. Jerge have each entered into a non-competition agreement that prohibits, while employed by AAM and following termination of employment, the executive from:

•	directly or indirectly engaging in any business or activity that is in competition with AAM and its products for one year following termination of employment unless the reason for such termination is a reduction in force by AAM;
•	recruiting, soliciting or inducing (or attempting to recruit, solicit or induce) any of our employees to leave AAM, or offer employment to our employees or otherwise interfere with our relationship with our employees, agents or consultants; and
•	using, exploiting, disclosing or communicating our confidential information to any third party without our prior written consent.

Potential Payments Upon Termination or Change in Control

Richard E. Dauch

The following table shows estimated potential payments upon termination, retirement and a change in control for Mr. R.E. Dauch. Mr. R.E. Dauch was eligible to retire on December 31, 2010. The assumptions used to determine retirement benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2010.

		Not for
	For Cause	Cause	Disability		Change in
	Termination	Termination	Retirement(1)	Retirement	Control
	($)	($)	($)	($)	($)
Compensation:	—	—	—	—	—
Bonus(2)	—	—	—	—	—
Severance(3)	—	—	—	—	—
Retirement Plans:
Defined Benefit
Retirement Program(4)	—	—	843,319	843,319	—
SERP(5)	—	—	22,862,681	22,862,681	—
Welfare Benefit(6)	—	—	1,440,270	1,440,270	—
Equity:	—	—	—	—	—
Stock Options(7)	—	—	1,147,635	—	1,147,635
Restricted Stock(8)	—	—	765,067	—	765,067
Other Benefits:	—	—	—	—	—
Deferred Compensation(9)	4,865,696	4,865,696	4,865,696	4,865,696	4,865,696
Health care(10)	—	17,858	—	—	—
Life Insurance(11)	—	47,780	47,780	47,780	—
Use of Vehicles(3)	—	—	—	—	—
280G Tax Gross-Up(3)	—	—	—	—	—
Total	4,865,696	4,931,334	31,972,448	30,059,746	6,778,398

(1)	Assumes retirement due to total and permanent disability on December 31, 2010.

(2)	Assumes $3 million compensation limit is in effect on December 31, 2010.

(3)	Benefit was previously provided under the continuity agreement that was terminated in 2009.

(4)	Reflects a present value of a joint and survivor annuity benefit payable monthly.

(5)	The present value calculated under the alternative formula assuming a joint and survivor annuity benefit payable monthly.

(6)	Reflects benefits for Mr. R.E. Dauch and his spouse assuming retirement or disability on December 31, 2010 as set forth in his employment agreement.

(7)	Generally, outstanding stock option awards vest upon termination of employment due to death, disability or upon a change in control. At December 31, 2010, the fair market value of the underlying shares was greater than the exercise price of certain unvested options.

(8)	Vesting of outstanding restricted stock awards is accelerated upon disability, termination of employment by the Company pursuant to a reduction in force or similar program approved by the CEO or upon a change in control. The value of restricted stock reflects the fair market value of unvested awards.

(9)	Assumes amount is payable in a lump sum upon occurrence of termination event.

(10)	Upon termination without cause, Mr. R.E. Dauch would receive two years of health care benefits.

(11)	Represents reimbursement for the premiums associated with Mr. R.E. Dauch’s purchase of a $5 million executive life insurance policy for two years.

Michael K. Simonte

The following table shows estimated potential payments upon resignation, termination, disability and a change in control for Mr. Simonte as of December 31, 2010. Mr. Simonte was not eligible to retire as of December 31, 2010.

			Disability	Change in
	Resignation	Termination	Retirement(1)	Control
	($)	($)	($)	($)
Compensation:	—	—	—	—
Bonus(2)	—	—	—	—
Severance(2)	—	—	—	—
Long Term Incentives:	—	—	—	—
Stock Options(3)	—	—	11,468	11,468
PARS and RSUs(4)	—	—	154,320	154,320
Restricted Stock(5)	—	—	128,600	128,600
2009 Performance Award(6)	—	—	337,500	506,250
2010 Performance Award(7)	—	—	200,000	—
Other Benefits:	—	—	—	—
Health care(8)	—	—	237,857	—
Disability(9)	—	—	4,078,916	—
Life Insurance(10)	—	—	59,822	—
Use of Vehicles(2)	—	—	—	—
280G Tax Gross-Up(2)	—	—	—	—
Total	—	—	5,208,483	800,638

(1)	Assumes total and permanent disability on December 31, 2010. Because Mr. Simonte has more than 10 years of service, he is eligible to retire due to total and permanent disability and receive pension and postretiree health care benefits. Amount assumes continued employment (on leave) until retirement.

(2)	Benefit was previously provided under the continuity agreement that was terminated in 2009.

(3)	Generally, outstanding stock option awards vest upon termination of employment due to death, disability or upon a change in control. At December 31, 2010, the fair market value of the underlying shares was greater than the exercise price of certain unvested options.

(4)	Outstanding PARS and RSU awards vest upon termination of employment due to death, disability or upon a change in control. The value for PARS and RSUs reflects the fair market value of unvested awards.

(5)	Vesting of outstanding restricted stock awards is accelerated upon disability, termination of employment by the Company pursuant to a reduction in force or similar program approved by the CEO or upon a change in control. The value for restricted stock reflects the fair market value of unvested awards.

(6)	The 2009 performance award payable to Mr. Simonte in the event of a disability would be based on actual performance and on the pro-rata portion of his employment as compared to the performance period. As of December 31, 2010, two-thirds of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. Upon a change in control, the award is payable at target.

(7)	The 2010 performance award payable to Mr. Simonte in the event of a disability would be based on actual performance and on the pro-rata portion of his employment as compared to the performance period. As of December 31, 2010, one-third of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. The 2010 awards do not include a provision for payment upon change in control.

(8)	Under the disability scenario, reflects health care benefits until retirement.

(9)	Reflects benefits equal to 100% of base salary for year one and 66 2/3% of base salary until retirement.

(10)	Under the disability scenario, reflects basic and supplemental life insurance benefits until retirement.

David C. Dauch

The following table shows estimated potential payments upon resignation, termination, disability and a change in control for Mr. D.C. Dauch as of December 31, 2010. Mr. D.C. Dauch was not eligible to retire as of December 31, 2010.

			Disability	Change in
	Resignation	Termination	Retirement(1)	Control
	($)	($)	($)	($)
Compensation:	—	—	—	—
Bonus(2)	—	—	—	—
Severance(2)	—	—	—	—
Long Term Incentives:	—	—	—	—
Stock Options(3)	—	—	14,220	14,220
PARS and RSUs(4)	—	—	199,330	199,330
Restricted Stock(5)	—	—	154,320	154,320
2009 Performance Award(6)	—	—	621,000	931,500
2010 Performance Award(7)	—	—	336,000	—
Other Benefits:	—	—	—	—
Deferred Compensation(8)	263,066	263,066	263,066	263,066
Health care(9)	—	—	241,068	—
Disability(10)	—	—	4,885,679	—
Life Insurance(11)	—	—	80,062	—
Use of Vehicles(2)	—	—	—	—
280G Tax Gross-Up(2)	—	—	—	—
Total	263,066	263,066	6,794,745	1,562,436

(1)	Assumes total and permanent disability on December 31, 2010. Because Mr. D.C. Dauch has more than 10 years of service, he is eligible to retire due to total and permanent disability and receive pension and postretiree health care benefits. Amount assumes continued employment (on leave) until retirement.

(2)	Benefit was previously provided under the continuity agreement that was terminated in 2009.

(3)	Generally, outstanding stock option awards vest upon termination of employment due to death, disability or upon a change in control. At December 31, 2010, the fair market value of the underlying shares was greater than the exercise price of certain unvested options.

(4)	Outstanding PARS and RSU awards vest upon termination of employment due to death, disability or upon a change in control. The value for PARS and RSUs reflects the fair market value of unvested awards.

(5)	Vesting of outstanding restricted stock awards is accelerated upon disability, termination of employment by the Company pursuant to a reduction in force or similar program approved by the CEO or upon a change in control. The value for restricted stock reflects the fair market value of unvested awards.

(6)	The 2009 performance award payable to Mr. D.C. Dauch in the event of a disability would be based on actual performance and on the pro-rata portion of his employment as compared to the performance period. As of December 31, 2010, two-thirds of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. Upon a change in control, the award is payable at target.

(7)	The 2010 performance award payable to Mr. D.C. Dauch in the event of a disability would be based on actual performance and on the pro-rata portion of his employment as compared to the performance period. As of December 31, 2010, one-third of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. The 2010 awards do not include a provision for payment upon change in control.

(8)	Assumes amount is payable in a lump sum upon occurrence of termination event.

(9)	Under the disability scenario, reflects health care benefits to retirement.

(10)	Reflects benefits equal to 100% of base salary for year one and 60% of base salary to retirement.

(11)	Under the disability scenario, reflects basic and supplemental life insurance benefits to retirement.

John J. Bellanti

The following table shows the estimated potential payments upon termination, retirement and a change in control for Mr. Bellanti as of December 31, 2010. Mr. Bellanti was eligible to retire on December 31, 2010. The assumptions used to determine retirement benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2010.

		Disability		Change in
	Termination	Retirement(1)	Retirement	Control
	($)	($)	($)	($)
Compensation:	—	—	—	—
Bonus(2)	—	—	—	—
Severance(2)	—	—	—	—
Retirement Plans:	—	—	—	—
Defined Benefit	—	—	—	—
Retirement Program(3)	—	972,382	661,351	—
SERP(4)	—	265,752	614,249	—
Welfare Benefit(5)	—	120,377	120,377	—
Equity:	—	—	—	—
Stock Options(6)	—	10,091	—	10,091
PARS and RSUs(7)	—	154,320	—	154,320
Restricted Stock(8)	—	115,740	—	115,740
2009 Performance Award(9)	—	315,000	315,000	472,500
2010 Performance Award(10)	—	184,000	184,000	—
Other Benefits:	—	—	—	—
Deferred Compensation(11)	498,071	498,071	498,071	498,071
Use of Vehicles(2)	—	—	—	—
280G Tax Gross-Up(2)	—	—	—	—
Total	498,071	2,635,733	2,393,048	1,250,722

(1)	Assumes retirement due to total and permanent disability on December 31, 2010.

(2)	Benefit was previously provided under the continuity agreement that was terminated in 2009.

(3)	Reflects a joint and survivor annuity benefit payable monthly.

(4)	The present value calculated under the alternative formula assuming a joint and survivor annuity benefit payable monthly under the disability and retirement scenarios.

(5)	Reflects benefits for Mr. Bellanti and his spouse assuming retirement on December 31, 2010 under the welfare benefit plan effective January 1, 2008.

(6)	Generally, outstanding stock option awards vest upon termination of employment due to death, disability or upon a change in control. At December 31, 2010, the fair market value of the underlying shares was greater than the exercise price of certain unvested options.

(7)	Outstanding PARS and RSU awards vest upon termination of employment due to death, disability or upon a change in control. The value for PARS and RSUs reflects the fair market value of unvested awards.

(8)	Vesting of outstanding restricted stock awards is accelerated upon disability, termination of employment by the Company pursuant to a reduction in force or similar program approved by the CEO or upon a change in control. The value of restricted stock reflects the fair market value of unvested awards.

(9)	The 2009 performance award payable to Mr. Bellanti in the event of a disability or retirement would be based on actual performance and on the pro-rata portion of his employment as compared to the performance period. As of December 31, 2010, two-thirds of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. Upon a change in control, the award is payable at target.

(10)	The 2010 performance award payable to Mr. Bellanti in the event of a disability would be based on actual performance and on the pro-rata portion of his employment as compared to the performance period. As of December 31, 2010, one-third of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. The 2010 awards do not include a provision for payment upon change in control.

(11)	Assumes amount is payable in a lump sum upon occurrence of termination event.

John E. Jerge

The following table shows estimated potential payments upon resignation, termination, disability and a change in control for Mr. Jerge as of December 31, 2010. Mr. Jerge was not eligible to retire as of December 31, 2010.

			Disability	Change in
	Resignation	Termination	Retirement(1)	Control
	($)	($)	($)	($)
Compensation:	—	—	—	—
Bonus(2)	—	—	—	—
Severance(2)	—	—	—	—
Long Term Incentives:	—	—	—	—
Stock Options(3)	—	—	8,257	8,257
PARS and RSUs(4)	—	—	147,890	147,890
Restricted Stock(5)	—	—	90,020	90,020
2009 Performance Award(6)	—	—	162,000	243,000
2010 Performance Award(7)	—	—	76,000	—
Other Benefits:	—	—	—	—
Health care(8)	—	—	216,631	—
Disability(9)	—	—	2,000,624	—
Life Insurance(10)	—	—	36,246	—
Use of Vehicles(2)	—	—	—	—
280G Tax Gross-Up(2)	—	—	—	—
Total	—	—	2,737,668	489,167

(1)	Assumes total and permanent disability on December 31, 2010. Because Mr. Jerge has more than 10 years of service, he is eligible to retire due to total and permanent disability and receive pension and postretiree health care benefits. Amount assumes continued employment (on leave) until retirement.

(2)	Benefit was previously provided under the continuity agreement that was terminated in 2009.

(3)	Generally, outstanding stock option awards vest upon termination of employment due to death, disability or upon a change in control. At December 31, 2010, the fair market value of the underlying shares was greater than the exercise price of certain unvested options.

(4)	Outstanding PARS and RSU awards vest upon termination of employment due to death, disability or upon a change in control. The value for PARS and RSUs reflects the fair market value of unvested awards

(5)	Vesting of outstanding restricted stock awards is accelerated upon disability, termination of employment by the Company pursuant to a reduction in force or similar program approved by the CEO or upon a change in control. The value for restricted stock reflects the fair market value of unvested awards.

(6)	The 2009 performance award payable to Mr. Jerge in the event of a disability would be based on actual performance and on the pro-rata portion of his employment as compared to the performance period. As of December 31, 2010, two-thirds of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. Upon a change in control, the award is payable at target.

(7)	The 2010 performance award payable to Mr. Jerge in the event of a disability would be based on actual performance and on the pro-rata portion of his employment as compared to the performance period. As of December 31, 2010, one-third of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. The 2010 awards do not include a provision for payment upon change in control.

(8)	Under the disability scenario, reflects health care benefits to retirement.

(9)	Reflects benefits equal to 100% of base salary for year one and 60% of base salary to retirement.

(10)	Under the disability scenario, reflects basic and supplemental life insurance benefits to retirement.

Patrick S. Lancaster

The following table shows estimated payments and other benefits for Mr. Lancaster as of December 31, 2010 in accordance with the Settlement Agreement between AAM and Mr. Lancaster effective July 12, 2010. Mr. Lancaster retired effective January 1, 2011.

Retirement
($)
Compensation:	—
Bonus(1)	704,000
Retirement Plans:	—
Defined Benefit	—
Retirement Program(2)	861,446
SERP(2)	727,786
Welfare Benefit(3)	182,338
Long Term Incentives:	—
PARS and RSUs(4)	154,320
Restricted Stock(4)	61,535
2009 Performance Award(5)	315,000
2010 Performance Award(6)	173,184
Senior Executive Special Incentive Award(7)	1,000,000
Other Benefits:	—
Consulting Fees(8)	420,000
Total	4,599,609

(1)	Mr. Lancaster received a 2010 bonus payment of $704,000 in March 2011 in accordance with the Settlement Agreement.

(2)	Mr. Lancaster retired on January 1, 2011. His Salaried Pension Plan benefit commenced as a 65% Joint and Survivor annuity on January 1, 2011 and his SERP benefit will commence as a 65% Joint and Survivor annuity on July 1, 2011. The amounts presented reflect the actual commencement dates, form of payment elections and his spouse’s date of birth.

(3)	Mr. Lancaster is entitled to retiree medical account balance and executive life insurance. The amount presented reflects these benefits.

(4)	In accordance with the Settlement Agreement, Mr. Lancaster’s outstanding PARS, RSU awards and restricted stock vested upon his retirement effective January 1, 2011.

(5)	The 2009 performance award payable to Mr. Lancaster is based on actual performance through March 31, 2011 prorated for the portion of his employment as compared to the performance period. Reflects pro-rata award assuming target is achieved.

(6)	The 2010 performance award payable to Mr. Lancaster is based on actual performance through December 31, 2010 prorated for the portion of his employment as compared to the performance period. Mr. Lancaster received payment of the award in March 2011.

(7)	In accordance with the Senior Executive Special Incentive award, upon his retirement as of January 1, 2011, Mr. Lancaster will receive payment of $1 million in 2011.

(8)	Mr. Lancaster will receive consulting fees of $420,000, payable in monthly installments in 2011, for services provided pursuant to the Settlement Agreement.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act) requires AAM to seek a non-binding advisory vote from our stockholders to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (CD&A) and narrative and tabular disclosures in this Proxy Statement. In the CD&A, we have provided a detailed description of our compensation programs, including our compensation philosophy and objectives, the individual elements of executive pay, and how the programs are administered. We encourage you to review the CD&A, together with the other narrative and tabular disclosures, in considering your advisory vote on our named executive officers’ compensation.

Our executive officer compensation program is designed to reward performance that supports the achievement of the Company’s business objectives and creates long-term stockholder value. The Compensation Committee considers the following fundamental objectives, among others, in determining our compensation programs for our executive officers:

•	Compensation and benefit programs should attract, motivate and retain experienced executives who are vital to our short-term and long-term success, profitability and growth.
•	Compensation and benefit programs should foster the long-term focus required for success in the global automotive industry.
•	Executive officers should be AAM stockholders.
•	The objectives of rewarding performance and retention should be balanced.

Features of our compensation program and practices include the following:

•	A significant portion of executive compensation is tied to Company performance. Payouts of annual and long-term incentive awards are based on the achievement of a mix of financial objectives.
•	Executive officers are required to comply with stock ownership guidelines established by the Compensation Committee and are prohibited from hedging/pledging Company stock.
•	There are no golden parachute agreements and no excise tax gross-ups.

The Board and the Compensation Committee believe that AAM’s compensation programs have been effective in motivating our senior management team to successfully deliver on our strategic goals and achieve superior results for AAM and its stockholders and other key stakeholders. We believe the effectiveness of our compensation programs and policies is demonstrated by the recent accomplishments of AAM’s senior management team. Our senior management team led a comprehensive, multi-year restructuring of our business, yielding significant, permanent structural cost reductions and positioning us to significantly improve our profitability and free cash flow performance in 2010. We believe that our executive compensation programs are designed to continue to drive positive performance in the achievement of AAM’s long-term strategic goals and provide value for our stockholders.

Although the advisory vote is not binding, the Board and the Compensation Committee will consider the outcome of the advisory vote on executive compensation when making future compensation decisions.

The Board of Directors unanimously recommends a vote FOR the following non-binding resolution:

RESOLVED, that the stockholders approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis, tables and related narrative disclosure in this proxy statement made pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL 3: FREQUENCY OF ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

Under the Dodd-Frank Act, AAM is also required to submit for stockholder vote a non-binding resolution to determine whether the advisory stockholder vote on executive compensation (say-on-pay) shall occur every one, two or three years. Although this vote is advisory and non-binding, the Board will review voting results and give consideration to the outcome of the vote when considering the frequency of future say-on-pay proposals.

The Board believes that submitting the advisory vote on executive compensation to stockholders on an annual basis is appropriate for AAM and its stockholders at this time. While the Board is recommending that you vote in favor of submitting advisory votes every year, you are not voting to approve or disapprove the Board’s recommendation. The proxy card provides you with a choice of voting to submit the vote every one, two or three years, or of abstaining from voting.

The Board unanimously recommends that you vote for the alternative of “one year” for future advisory votes on executive compensation.

2010 COMPENSATION OF NON-EMPLOYEE DIRECTORS

Total 2010 compensation of our non-employee directors is shown below.

		Non-Equity
	Fees Earned or	Incentive Plan
	Paid in Cash	Compensation(2)	Total
Name(1)	($)	($)	($)

Salvatore J. Bonanno, Sr.	63,450	84,000	147,450
Elizabeth A. Chappell	71,250	79,632	150,882
Forest J. Farmer	86,150	84,000	170,150
Richard C. Lappin	71,450	84,000	155,450
William P. Miller II	75,450	75,264	150,714
Larry K. Switzer	79,250	75,264	154,514
Thomas K. Walker	97,250	84,000	181,250
Dr. Henry T. Yang	66,450	79,632	146,082

(1)	James A. McCaslin joined the Board effective February 8, 2011 and received no compensation in 2010.

(2)	Reflects amounts earned under the 2009 deferred compensation unit (DCUs) award as described below. The 2009 annual awards were adjusted for certain directors based on the amount of restricted stock unit grants received in 2008.

No equity awards were granted to non-employee directors during 2010. As of December 31, 2010, each non-employee director had the following number of outstanding options and restricted stock units (RSUs):

	Option Awards	Restricted Stock
	Outstanding	Units Outstanding
Name	($)	($)

Salvatore J. Bonanno, Sr.	—	—
Elizabeth A. Chappell	5,000	11,100
Forest J. Farmer	7,500	4,600
Richard C. Lappin	7,500	5,650
William P. Miller II	7,500	14,350
Larry K. Switzer	7,500	14,350
Thomas K. Walker	7,500	7,850
Dr. Henry T. Yang	7,500	11,100

Elements of Compensation

Our non-employee director compensation program in effect during 2010 consisted of annual retainer and meeting attendance fees and an annual award of deferred compensation units (DCUs) as described below. Employee directors do not receive compensation for service on the Board.

2010 Annual Retainer and Meeting Attendance Fees

Annual retainer	$50,000
Board meeting attendance fee	1,500
Committee meeting attendance fee:
Committee chairman	3,000
Other committee members	2,000
Committee chairman attendance at meetings at the Company for Committee-related business	1,000

Deferred Compensation Units

In April 2010, annual DCU awards of $70,000 were made to each non-employee director as of the 2010 annual meeting of stockholders. The DCU awards vest in one year and the total payment will be based on AAM’s total shareholder return, with payments ranging from 80 percent to 120 percent of the DCU award amount.

2011 Non-Employee Director Compensation

The Board of Directors, upon the recommendation of the Compensation Committee, approved an increase in the annual retainer and the annual DCU award amount for non-employee directors for 2011. Effective January 1, 2011, the retainer was increased to $60,000. Effective at the 2011 annual meeting of stockholders, non-employee directors will receive an annual DCU award in the amount of $80,000. These adjustments to AAM’s non-employee director compensation program were made in consideration of a market study of non-employee director compensation performed in 2010 by the Compensation Committee’s independent compensation consultant, Meridian Compensation Partners, LLC.

Deferral

Non-employee directors may elect to defer, on a pre-tax basis, a portion of their retainer and meeting fees and receive tax-deferred earnings (or losses) on the deferrals under AAM’s Executive Deferred Compensation Plan. The rate of return on deferred amounts is based on the performance of selected benchmark funds identified in the plan, which is described in Nonqualified Deferred Compensation above. Non-employee directors may also elect to defer settlement of RSUs and DCUs until after termination of service from the Board.

Stock Ownership Guidelines

The stock ownership guidelines for non-employee directors recommend a minimum ownership of 4,000 shares of AAM common stock. Stock ownership of our non-employee directors is shown in the Security Ownership section below.

SECURITY OWNERSHIP

The following tables show the number of shares of AAM common stock beneficially owned as of March 3, 2011 by:

•	each person known to us who beneficially owns more than 5 percent of AAM common stock;
•	each of our non-employee directors and nominees;
•	our named executive officers; and
•	all directors, nominees and executive officers (as of March 3, 2011) as a group.

A beneficial owner of stock is a person who has voting power (the power to control voting decisions) or investment power (the power to cause the sale of the stock). All individuals listed in the tables have sole voting and investment power over the shares unless otherwise noted.

The beneficial ownership calculation includes 75,301,263 shares of AAM common stock outstanding on March 3, 2011.

MORE THAN 5% BENEFICIAL OWNERS

The following persons have filed reports with the SEC for the period ending December 31, 2010, stating that they beneficially own more than five percent of AAM’s common stock.

	Shares of
	Common Stock	Percent of
	Beneficially	Shares
Name and Address	Owned	Outstanding

Barrow, Hanley, Mewhinney & Strauss, Inc.(1)	4,529,426	6.35
2200 Ross Avenue, 31st Floor Dallas, TX 75201
Eagle Asset Management, Inc.(2)	4,817,674	6.75
880 Carillon Parkway St. Petersburg, FL 33716
TIAA-CREF Investment Management, LLC(3)	6,417,325	8.99
730 Third Avenue New York, NY 10017

(1)	Based on the Schedule 13G filed by Barrow, Hanley, Mewhinney & Strauss, Inc., reporting shared voting power over 2,628,400 shares, sole voting power over 1,901,026 shares, and sole investment power over 4,529,426 shares.

(2)	Based on the Schedule 13G filed by Eagle Asset Management, Inc., reporting sole voting and investment power over 4,817,674 shares.

(3)	Based on the Schedule 13G filed jointly by TIAA-CREF Investment Management, LLC and Teachers Advisors, Inc., reporting sole voting and investment power over 6,417,325 shares.

DIRECTORS AND EXECUTIVE OFFICERS

		Percent
	Shares	of
	Beneficially	Shares
	Owned(1)(2)	Outstanding

Directors
Salvatore J. Bonanno, Sr.	25,000	*
Elizabeth A. Chappell	17,100	*
Forest J. Farmer	30,350	*
Richard C. Lappin	21,950	*
James A. McCaslin	—	*
William P. Miller II	27,850	*
Larry K. Switzer	22,850	*
Thomas K. Walker	21,350	*
Dr. Henry T. Yang	19,600	*
Named Executive Officers(3)
Richard E. Dauch(4)	7,249,187	9.5
Michael K. Simonte	96,951	*
David C. Dauch(5)	168,025	*
John J. Bellanti	107,400	*
John E. Jerge	116,900	*
Directors and Executive Officers as a Group (24 persons)(6)	8,605,202	11.1

(*)	Less than 1 percent of the outstanding shares of AAM common stock.

(1)	Includes RSUs awarded to non-employee directors that have vested or will vest within 60 days. For the number of RSUs held by each non-employee director, see table to the 2010 Compensation of Non-Employee Directors.

(2)	Includes the following number of shares of common stock which may be acquired upon exercise of options that were exercisable or would become exercisable within 60 days: 5,000 for Ms. Chappell; 7,500 for Messrs. Farmer, Lappin, Miller, Switzer, Walker and Yang; 1,399,500 for Mr. R.E. Dauch; 69,500 for Mr. Simonte; 117,865 for Mr. D.C. Dauch; 77,700 for Mr. Bellanti and 70,000 for Mr. Jerge.

(3)	Includes shares of restricted stock held by named executive officers over which they have sole voting power but no investment power: 39,215 for Mr. R.E. Dauch; 17,200 for Mr. Simonte; 21,300 for Mr. D.C. Dauch; 16,200 for Mr. Bellanti and 13,900 for Mr. Jerge.

(4)	Includes 1,938,060 shares of AAM common stock held in family trusts and 111,710 held in a charitable family foundation. Mr. R.E. Dauch shares voting and investment power over shares held by the family trusts and the charitable family foundation. Also includes 3,760,702 shares held by the Sandra J. Dauch Gift Trust, of which Mr. R.E. Dauch is trustee.

(5)	Includes 532 shares held in trusts for the benefit of Mr. D.C. Dauch’s children.

(6)	Includes shares held jointly with family members over which a director or executive officer shares voting and/or investment power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Based solely on our review of these reports, and written representations from such reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and owners of more than 10 percent of AAM’s common stock were met during 2010.

PROPOSAL 4:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

The Audit Committee of the Board of Directors of AAM has appointed Deloitte & Touche LLP to serve as the independent registered public accounting firm to examine the Company’s consolidated financial statements for the year ending December 31, 2011. Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether the appointment is appropriate and will use its discretion in determining whether the appointment of Deloitte & Touche LLP is in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP will attend the 2011 annual meeting and be available to make a statement or respond to appropriate questions.

The Board unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011.

AUDIT COMMITTEE DISCLOSURE

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company’s financial reporting process, by monitoring, among other matters, the quality and integrity of the Company’s financial statements, the independence and performance of Deloitte & Touche LLP (D&T), the Company’s independent registered public accounting firm, and the performance of the Company’s internal auditors. Management has primary responsibility for preparing the consolidated financial statements and for the reporting processes, including the design and maintenance of the Company’s system of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and opining upon the effectiveness of the internal control over financial reporting under the standards of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee is solely responsible for the compensation, appointment and oversight of the Company’s independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management, D&T and the internal auditors, separately and together, with and without management present, regarding the Company’s audited consolidated financial statements for the year ended December 31, 2010, and the Company’s internal controls. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the U.S. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Further, the Audit Committee discussed with the internal auditors the Company’s plans for and scope of internal audits, identification of audit risks and results of audit activities.

The Audit Committee reviewed and discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management. As part of that review, D&T submitted to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding D&T’s communication with the Audit Committee concerning independence from the Company. Further, the Audit Committee discussed with D&T the firm’s independence and considered whether D&T’s provision of non-audit services to the Company was compatible with maintaining D&T’s independence. The Audit Committee concluded that D&T is independent from the Company and its management.

Based upon the considerations described above and subject to the limitations upon the role and responsibilities of the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2010 be included in the Company’s 2010 Annual Report on Form 10-K.

Audit Committee of the Board of Directors

William P. Miller II, Chairman
Larry K. Switzer
Thomas K. Walker

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to approve in advance all audit and permitted non-audit services (including scope, fee structure and the potential effect of the service on the auditor’s independence) to be performed for the Company by its independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Chairman of the Audit Committee may pre-approve permissible non-audit services that arise between Audit Committee meetings, provided the fees do not exceed a limit established by the Audit Committee and the Audit Committee is informed of the decision to pre-approve the service at its next scheduled meeting. The Audit Committee received regular updates on the amount of fees and scope of audit, non-audit and tax services provided by D&T during 2010. During fiscal 2010, all services provided by D&T as noted in the table below were authorized and approved by the Audit Committee in compliance with pre-approval policies and procedures described herein.

Independent Registered Public Accounting Firm’s Fees

The aggregate amount of fees billed by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates during the previous two fiscal years is as follows:

	December 31,
	2010	2009

Audit Fees(1)	$1,181,000	$1,353,000
Audit Related Fees(2)	—	—
Tax Fees(3)	238,000	32,000
All Other Fees	—	—

Total	$1,419,000	$1,385,000

(1)	Includes fees for the audit of annual consolidated financial statements, reviews of quarterly consolidated financial statements, statutory audits, consents and comfort letters, reviews of documents filed with the SEC and other services related to SEC matters. Audit fees also include fees incurred in connection with an audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act.

(2)	Audit-related fees are for services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. This category includes fees related to internal control, financial accounting and reporting standards.

(3)	Fees for tax services in 2010 and 2009 consisted of fees for tax compliance, tax advice and tax planning services.

OTHER MATTERS

Expenses of Solicitation

The Board is soliciting your proxy, and the expense of soliciting proxies will be borne by AAM. Proxy materials were distributed by mail by Computershare Trust Company, N.A. In addition, AAM will reimburse brokers, banks and other holders of record for their expenses in forwarding proxy materials to stockholders.

We have retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $10,000 plus reimbursement of certain out-of-pocket expenses. Georgeson may be contacted at (866) 432-2791. In addition, our officers and certain other employees may solicit proxies personally or by telephone, fax or e-mail. They will receive no special compensation for these services.

Stockholder Proposals for 2012 Annual Meeting

Under SEC rules, stockholder proposals for the 2012 annual meeting of stockholders must be received by the Secretary of AAM at One Dauch Drive, Detroit, MI 48211-1198, on or before November 20, 2011 in order to be eligible for inclusion in the Company’s 2012 proxy materials. In addition, AAM’s bylaws require stockholders intending to present any matter for consideration at the 2012 annual meeting of stockholders, other than through inclusion in our proxy materials, to notify AAM’s Secretary in writing at the above address on or before February 19, 2012, but no earlier than January 30, 2012.

Obtaining a copy of 2010 Form 10-K

AAM will furnish to stockholders without charge a copy of our Annual Report on Form 10-K for the year ended December 31, 2010. Requests should be directed to American Axle & Manufacturing Holdings, Inc., Investor Relations Department, One Dauch Drive, Detroit, MI 48211-1198, or by e-mail to investorrelations@aam.com. The 2010 Annual Report on Form 10-K is available on our website at http://investor.aam.com/sec.cfm.

IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 28, 2011. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/axl • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. 000004 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card
1234 5678 9012 345 _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2, FOR an annual frequency on Proposal 3, and FOR Proposal 4. 1. Election of Directors: For Withhold For Withhold For Withhold 01 — Richard E. Dauch 02 — James A. McCaslin 03 — William P. Miller II 04 — Larry K. Switzer For Against Abstain 2. Approval, on a advisory basis, of the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis, tables and related narrative. 3. Approval, on an advisory basis, of frequency for future advisory votes on say-on-pay. 1 Yr 2 Yrs 3 Yrs Abstain 4. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for year ending December 31, 2011. For Against Abstain In their discretion, the proxies are authorized to the extent permitted by law to vote on any and all other matters as may properly come before the meeting, including the authority to vote to adjourn the meeting. Non-Voting Items Change of Address — Please print new address below Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. C — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. This section must be completed for your instructions to be executed. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

_IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — American Axle & Manufacturing Holdings, Inc.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON APRIL 28, 2011 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Richard E. Dauch and Steven R. Keyes, or either of them, with full power of substitution, are authorized to vote all of your shares as if you were present at the Annual Meeting of Stockholders of American Axle & Manufacturing Holdings, Inc. to be held in the Auditorium at AAM’s World Headquarters Complex, One Dauch Drive, Detroit, Michigan, at 3:00 p.m. on April 28, 2011 or at any adjournments of the meeting. This proxy will be voted as you specify on the reverse side. If you do not make a choice, this proxy will be voted for the director nominees in Proposal 1, for the approval of the compensation of the Company’s named executive officers in Proposal 2, “1 year” for the frequency for future advisory votes in Proposal 3 and ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm in Proposal 4. Voting by the Internet or by telephone reduces costs to AAM. If you vote over the Internet or by telephone, please do not mail this card. (Items to be voted appear on reverse side.)